EXHIBIT 10.2

MEMBERSHIP UNIT PURCHASE AGREEMENT
BY AND AMONG
SDC ALLO HOLDINGS, LLC,
NELNET, INC.
AND
ALLO COMMUNICATIONS LLC
DATED AS OF OCTOBER 1, 2020

i

4.22	Vendors	24
4.23	Regulatory Matters	24
4.24	Retransmission Consent and Must-Carry; Rate Regulation; Copyright Compliance	25
4.25	Fiber Network	26
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
5.1	Organization and Power	27
5.2	Authority; Noncontravention	27
5.3	Brokers and Finders	28
5.4	Accredited Investor	28
5.5	Restricted Securities	28
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF NELNET
6.1	Organization and Power	28
6.2	Authority; Noncontravention	28
6.3	Brokers and Finders	29
ARTICLE VII
CLOSING
7.1	Closing	29
7.2	Conditions to Buyer’s Obligations	29
7.3	Conditions to the Company’s and Nelnet’s Obligations	31
7.4	Closing Covenants	32
7.5	Closing Deliveries	33
ARTICLE VIII
COVENANTS
8.1	Miscellaneous Covenants	34
8.2	Separation Plan and Costs	35
8.3	Confidentiality	36
8.4	Access to Information	36
8.5	Conduct of Business	37
8.6	Financial Information	39
8.7	Officers and Employees	39
8.8	Tax Matters	39
8.9	Consents	42
8.10	Regulatory Consents	43
8.11	H-S-R Act	44
8.12	Financing	44
8.13	Intercompany Agreements and Payables	45
8.14	Release as Guarantor	46
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ARTICLE IX
INDEMNIFICATION
9.1	Survival of Representations and Warranties and Indemnity Obligations	46
9.2	Indemnification by Nelnet	46
9.3	Indemnification by Buyer	46
9.4	Limitations on Indemnification	46
9.5	Procedure for Indemnification – Third Party Claims	48
9.6	Procedure for Indemnification – Other Claims	49
9.7	Mitigation of Losses	49
9.8	Exclusive Remedy	49
ARTICLE X
MISCELLANEOUS AND CONSTRUCTION
10.1	Notices	49
10.2	Assignment; Binding Effect	51
10.3	Counterparts	51
10.4	Construction	51
10.5	Modification	52
10.6	Governing Law; Venue	52
10.7	Entire Agreement	52
10.8	Severability	52
10.9	Specific Performance	53
10.10	General	53

iii

MEMBERSHIP UNIT PURCHASE AGREEMENT
This Membership Unit Purchase Agreement (the “Agreement”) is entered into as of the 1st day of October, 2020, by and among SDC Allo Holdings, LLC, a Delaware limited liability company (the “Buyer”), ALLO Communications LLC, a Nebraska limited liability company (the “Company”), and Nelnet, Inc., a Nebraska corporation (“Nelnet”).
RECITALS
A.The Company desires to issue and sell to the Buyer and the Buyer desires to purchase from the Company, upon the terms and conditions hereinafter set forth, an aggregate number and class of equity membership units (the “Membership Units”) set forth opposite the Buyer’s name on Schedule 2.1 attached hereto to be issued by the Company at the Closing (as defined below); and
B.The Company, the Buyer and Nelnet have entered into that certain Master Agreement dated as of even date with this Agreement (the “Master Agreement”) setting forth the various related covenants and agreements of the respective parties thereto, of which this Agreement constitutes a part.
NOW, THEREFORE, in consideration of the foregoing premises and in consideration of and in reliance upon the representations, warranties and obligations in this Agreement, the parties agree as follows:
ARTICLE I
DEFINITIONS
1.1Definitions. When used in this Agreement, the following terms in all of their tenses and cases will have the meanings assigned to them below or elsewhere in this Agreement as indicated below:
“Actions” means civil, criminal or administrative actions, suits, claims, oppositions, disputes, litigations, objections, hearings, arbitrations, mediations, investigations, audit, complaint, charge, governmental inquiry or other proceedings, in each case, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.
“Affiliate” of any Person means any other Person that directly or indirectly controls, is controlled by, or is under common control with, any such Person and any officer, director or controlling person of such Person.
“Agreement” is defined in the preamble of this Agreement.
“Basket Amount” is defined in Section 9.4(a).
“Benefit Plans” is defined in Section 4.12(a).

“Books and Records” means all books and records of the Company relating to the Company’s business and properties, including, but not limited to, (i) all books and records relating to the purchase of materials and supplies, sales of products, dealings with customers, invoices, suppliers’ lists and personnel records, (ii) all Contracts, reports, opinions, maps and other documents affecting the title to or the value of the properties of the Company, (iii) Tax Returns, and (iv) all financial and operating data, files and other information with respect to the Company’s business and properties.
“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in the City of New York are authorized or required to close.
“Buyer” is defined in the preamble of this Agreement.
“Buyer Fundamental Representations” means each of the representations and warranties of the Buyer made in Sections 5.1, 5.2 and 5.3.
“Buyer Indemnified Parties” is defined in Section 8.8(a).
“Cable Act” means Title VI of the Communications Act and the rules and regulations promulgated and published orders and decisions issued by the FCC thereunder.
“Cable System” means a cable system, as such term is defined in 47 U.S.C. § 522(7).
“Closing” and “Closing Date” are defined in Section 7.1.
“Code” means the Internal Revenue Code of 1986, as amended.
“Communications Act” means the Communications Act of 1934, as amended, and the rules, regulations and published policies, procedures, orders and decisions of the FCC promulgated thereunder;
“Communications Laws” means (i) the Communications Act; (ii) state statutes governing intrastate telecommunications services and/or facilities and the rules, regulations, and published policies, procedures, orders and decisions of any applicable State PSC; and (iii) any Laws of any other Governmental Authority directly regulating or overseeing communications facilities or communications services, including, but not limited to, Laws relating to the occupancy or use of any public rights-of-way.
“Communications Licenses” is defined in Section 4.23(a).
“Company” is defined in the preamble of this Agreement.
“Company Fundamental Representations” means each of the representations and warranties of the Company made in Sections: 4.1; 4.2(a); 4.4(a), (b), (c) and (f); 4.5 (but only the first and third sentences thereof), and 4.16.
“Company Indemnified Parties” is defined in Section 9.3.

“Company’s Knowledge” means the knowledge of Bradley Moline, Nate Buhrman and Terry J. Heimes, Todd Heyne, Allison O’Neil, Mark Pence and William Munn, following due inquiry of their direct reports, as to a particular fact or matter; provided, that the fact that any Person is included herein shall not operate as a waiver of any applicable legal privilege or protection.
“Company Real Property” means any real property and improvements at any time owned, leased, subleased, used, operated or occupied (whether for storage, disposal or otherwise) by the Company.
“Consents” is defined in Section 8.9.
“Contract” means, whether written or oral, any contract, agreement, subcontract, settlement agreement, lease, sublease, instrument, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense or other commitment, obligation, arrangement or understanding which is legally binding upon the parties thereto.
“Disguised Sale Proceeds” is defined in Section 8.8(h).
“Equity Commitment Letter” means the letter agreement, dated the date hereof, between the Buyer and SDC Digital Infrastructure Opportunity Fund II, L.P., a copy of which has been delivered to Nelnet concurrently with the execution hereof.
“ERISA” is defined in Section 4.12(a).
“Existing Members” means, collectively, any Person that owns Membership Units of the Company immediately prior to the Closing Date, in their capacity as members of the Company.
“FCC” means the Federal Communications Commission.
“Financial Statements” is defined in Section 4.14.
“Financing Regulatory Consents” is defined in Section 8.10(b).
“Franchise” means any franchise agreement, Permit or ordinance, and any amendment, modification or renewal thereof, granted or issued by a Governmental Authority, which is necessary or required to authorize the construction and operation of voice, video or data systems utilizing public rights-of-way.
“Fund Administrator” means the entity that administers a state or the federal Universal Service Fund, state or federal telecommunications relay service fund, the North American Numbering Plan, or number portability.
“Fundamental Fiber Network Representations” means those representations set forth in Sections 4.25(b) and (e) hereof.

“GAAP” means United States generally accepted accounting principles, applied consistently with historical practices.
“Governmental Authority” means any federal, provincial, municipal, state, regional or local authority, agency, body, court or instrumentality, regulatory or otherwise, domestic or foreign, or any political subdivision of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.
“Indebtedness” means with respect to any Person (other than trade payables and similar current Liabilities incurred or arising in the Ordinary Course of Business of such Person), without duplication, (a) all obligations of such Person for borrowed money or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (other than trade payables and other current Liabilities incurred or arising in the Ordinary Course of Business), (d) all obligations of such Person under conditional sale or other title retention agreements relating to tangible property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than Leases, current trade payables and other current Liabilities incurred or arising in the Ordinary Course of Business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all guarantees by such Person of Indebtedness of others, (h) all capital lease obligations of such Person, (i) all payment obligations of such Person under any interest rate protection agreements, forward contract, foreign currency hedge or other hedging or similar agreements to the extent constituting a liability under GAAP and (j) any other obligation that in accordance with GAAP is required to be reflected as debt on the balance sheet of such Person (other than trade payables and current accruals incurred in the Ordinary Course of Business).
“Indemnified Person” is defined in Section 9.5(a).
“Indemnified Taxes” means (a) any and all Taxes of the Company attributable to any Pre-Closing Tax Period (as determined under Section 8.8(b)); (b) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company (or any predecessor) is or was a member on or prior to the Closing Date, including pursuant to Treas. Regs. §1.1502-6 or any analogous or similar state, local, or foreign Laws; (c) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any Laws, which Taxes relate to an event or transaction occurring prior to the Closing Date; (d) any and all withholding, payroll, social security, unemployment or similar Taxes attributable to any payments that are contingent upon or payable as a result of the transactions contemplated by the Related Transaction Documents; (e) any and all Taxes imposed with respect to any breach or inaccuracy of the representations and warranties made by the Company in Section 4.11 hereof; (f) any and all Taxes imposed with respect to any breach or nonperformance of any covenant or agreement on the part of Nelnet set forth in Section 8.8 hereof; (g) any payment made by the Company to any Governmental Authority or any other

Person pursuant to any Tax sharing, Tax indemnification or Tax allocation agreement or arrangement to which the Company was or is a party on or prior to the Closing Date (other than agreements entered into in the ordinary course of business the principal purpose of which is not Taxes); and (h) any transfer documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges incurred in connection with the transactions contemplated by the Related Transaction Documents.
“Indemnitor” is defined in Section 9.5(a).
“Intellectual Property” is defined in Section 4.3.
“Latest Balance Sheet” is defined in Section 4.14.
“Law” means any common law and any federal, provincial, municipal, state, regional, local or foreign law, bylaw, rule, statute, ordinance, order or regulation.
“Leased Real Property” is defined in Section 4.19(b).
“Leases” is defined in Section 4.19(b).
“Liabilities” means responsibilities, obligations, duties, commitments, claims and liabilities of any and every kind, whether known or unknown, accrued, absolute, contingent or otherwise.
“Lien” means any security interest, mortgage, deed of trust, hypothecation, lien, charge, easement, adverse claim, encumbrance, limitation, option, pledge, assignment, lease, sublease, license, encroachment, claim, restrictive covenant, restriction on transfer, preemptive purchase right, right of first offer or refusal, right of use, right-of-way, conditional sale, warrant or any title defect or restriction of any kind.
“Losses” means any and all claims, damages, fines, expenses, losses, penalties and Liabilities whenever arising or incurred, which arise under and are required by any applicable Law (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses); provided, however, that the term “Losses” shall exclude (i) any punitive or exemplary damages, except to the extent that such damages are payable to a party other than the Person being indemnified hereunder and (ii) any consequential, special or indirect damages, except to the extent that such damages are (x) payable to a party other than the Person indemnified hereunder or (y) the reasonably foreseeable result of an indemnifiable matter hereunder.
“Master Agreement” is defined in Recital (B) of this Agreement.
“Material Adverse Effect” means any fact, circumstance, event, development, condition, change, effect or occurrence that, individually or in the aggregate, (i) has had, or would reasonably be expected to have, a material adverse effect on the business, assets, Liabilities, capitalization, operations (including results of operations), condition (financial or otherwise) or prospects of the Company or (ii) has had, or would reasonably be expected to have, a material adverse effect on the ability of the Company or Nelnet to consummate the transactions contemplated hereby in accordance with the terms hereof, but in the case of clause (i) shall exclude any change, effect or occurrence to the extent arising or resulting from: (a) any change in general business or economic conditions, or in the industries or markets in which the Company operates, (b) acts of war, sabotage, terrorism, military actions, or escalations thereof, (c) any change in financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (d) changes in accounting rules or principles, including GAAP, (e) any change in Law, (f) the announcement of the transactions contemplated by this Agreement, or (g) the taking of any action required by this Agreement, the Master Agreement and the other agreements contemplated hereby and thereby (provided that the exceptions in clauses (f) and (g) shall not apply to Section 4.2); provided, further, that, in the case of the foregoing clauses (a), (b), (c), (d) and (e), except to the extent such fact, circumstance, event, development, condition, change, effect or occurrence disproportionately affects the Company relative to other businesses in the industries or markets in which the Company operates.
“Material Contracts” is defined in Section 4.6.
“Membership Units” is defined in Recital (A) of this Agreement.
“Nelnet” is defined in the preamble of this Agreement.
“Nelnet Indemnified Parties” is defined in Section 9.3.
“Ordinary Course of Business” means, with respect to any action, an action taken by a Person only if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.
“Owned Real Property” is defined in Section 4.19(a).
“Partnership Representative” is defined in Section 8.8(c)(2).
“Permit” means all approvals, agreements, authorizations, permits, licenses, easements, orders, certificates, registrations, franchises, qualifications, rulings, waivers, variances or other form of permission, consent, exemption or authority issued, granted, given or otherwise made available by or under the authority of any Governmental Authority.
“Permitted Liens” means any of the following Liens: (a) Liens for current taxes and other governmental charges that are not yet due and payable, (b) Liens for Taxes the non-payment of which is being contested in good faith by appropriate proceedings; provided that adequate reserves therefor shall have been set aside on the books of the Company in accordance with GAAP, (c) Liens of carriers, warehousemen, mechanics, laborers, and materialmen and other similar statutory Liens incurred in the Ordinary Course of Business in respect of obligations that are not overdue and are fully and properly reserved for on the Latest Balance Sheet, (d) Liens incurred in the Ordinary Course of Business in connection with worker’s compensation and unemployment insurance or similar laws, (e) statutory landlords’ Liens, (f) with respect to real property, easements, restrictions, reservations, Contracts and other matters of record to the extent they do not, and are not reasonably expected to, individually or in the aggregate, materially detract from the use and enjoyment of such real property as such property is used in the Ordinary

Course of Business, (g) encumbrances that are minor or technical defects in title to the extent they do not, individually or in the aggregate, materially detract from the use and enjoyment of the affected property as such property is used in the Ordinary Course of Business, (h) restrictions set forth in, or rights granted to a Governmental Authority in, a Franchise, (i) any interest or title of a lessor under an operating lease or capitalized lease or of any licensor under a software or other license agreement, (j) any restriction imposed by or created in the Transfer Restrictions, (k) leases or subleases of the Company Real Property to third parties, to the extent listed on Schedule 4.19(d); and (l) Liens made in the Ordinary Course of Business of the Company to secure any immaterial Indebtedness of the Company.
“Person” means any individual, corporation, partnership, limited liability company, association, trust, joint venture or any other entity or organization.
“Physical Network” means the Physical Network Equipment, the Physical Network Fiber, the Physical Network Property and other network facilities that comprise the physical network, including fiber optic and other fixed wired and wireless network-related assets and telecommunications and cable equipment used by the Company to carry out its businesses as presently conducted, whether owned, leased or licensed by the Company and irrespective of whether they are located on public or private property, including, but not limited to, wires, cables, conduits, poles, antennas, transmission equipment, junction boxes, manholes, hand holes, connecting equipment and electronics.
“Physical Network Fiber” means the fiber optic strands owned by the Company or in which the Company holds an ownership leasehold, license or IRU interest.
“Physical Network Equipment” means all of the telecommunications and equipment owned or used by the Company to provide telecommunications, information services or other video services on or over the Physical Network.
“Physical Network Property” is defined in Section 4.25(d).
“Post-Closing Operating Agreement” is defined in Section 7.2(g).
“Post-Closing Operating Agreement Approvals” means those approvals listed on Schedule B to the Post-Closing Operating Agreement.
“Pre-Closing Operating Agreement” means the Eighth Amended and Restated Operating Agreement of the Company dated as of September 30, 2018.
“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date or that portion of any Straddle Period ending on the Closing Date.
“Programming Agreement” means a Contract relating to the distribution of programming on video distribution networks, including retransmission consent agreements.
“Purchase Price” is defined in Section 3.1.

“Purchased Equity Interests” is defined in Section 2.1.
“Regulatory Consents” means the Transaction Regulatory Consents and the Financing Regulatory Consents.
“Regulatory Payments” means the amounts necessary to satisfy any billed or unbilled regulatory fees, assessments, fines, penalties, forfeitures, contributions, including Universal Service Contributions, or other payments assessed by or otherwise owed to the FCC, any State PSC, and the Fund Administrators or their agents, based upon the revenues of the Company.
“Related Transaction Documents” means, collectively, the agreements, instruments and documents, to be executed and delivered in connection with the transactions contemplated by this Agreement and the Master Agreement.
“Second Amended and Restated Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of December 16, 2019, among Nelnet, Inc., U.S. Bank National Association, as Administrative Agent, Wells Fargo Bank, National Association, as Syndication Agent, Citibank, N.A. and Royal Bank of Canada, as Co-Documentation Agents, U.S. Bank National Association and Wells Fargo Securities, LLC, as Joint Lead Arrangers and Joint Book Runners, and various lender parties thereto
“Securities Act” means the Securities Act of 1933, as amended.
“Separation” is defined in Section 8.2(a).
“Separation Costs” is defined in Section 8.2(b).
“Separation Plan” is defined in Section 8.2(a).
“State PSC” means a state public service or public utility commission, or other similar state regulatory body.
“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.
“Subsidiaries” means any majority or wholly owned subsidiary of the Company created prior to Closing.
“Systems” means the fiber, cable television, video, telecommunications and data reception and distribution systems owned, operated or used by the Company in the conduct of the fiber, copper wire, cable television, video, telecommunications, and internet businesses and all of the activities and operations ancillary to such businesses, including advertising services and other income-generating businesses, conducted or carried on in the their service territories.
“Tax” or “Taxes” means (i) any and every federal, state, local or foreign tax with respect to income, accumulated earnings, franchise, capital, employees’ income withholding, back-up withholding, withholding on payments to foreign persons, social security, unemployment, disability, real property, personal property, sales, use, excise, occupation, transfer or any other taxes, duties, charges, fees (including 911 fees and surcharges) or levies of any nature imposed by any Taxing Authority or other Governmental Authority, (ii) any Liability for the payment of amounts determined by reference to amounts described in the preceding clause (i) as a result of being or having been a member of any group of corporations that files, will file, or has filed Tax Returns on a combined, consolidated or unitary basis, as a result of any obligation under any agreement or arrangement (including any tax sharing arrangement), as a result of being a transferee or successor, or by Contract or otherwise, and (iii) any escheatment obligation and all interest, penalties and other additions to tax imposed by any Governmental Authority in respect of any of the amounts set forth in the preceding clauses (i) through (iii).
“Tax Audit” means any audit, assessment, claim, levy, proceeding or other examination relating to Taxes by any Governmental Authority, or the appeal of any of the foregoing.
“Tax Return” means any and all returns, reports or similar statements and claims for refunds (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Taxing Authority relating to Taxes and, in each case, any amendments thereto.
“Third Party Claim” is defined in Section 9.5(a).
“Transaction Regulatory Consents” is defined in Section 8.10(a).
“Transition Services Agreement” means the transition services agreement attached hereto as Exhibit A by and between the Company and Nelnet to be effective as of the Closing.
“Transfer Restrictions” means (a) transfer restrictions under applicable federal or state securities laws, or (b) transfer or other restrictions under the Pre-Closing Operating Agreement or the Post-Closing Operating Agreement, as applicable.
“Unaudited Interim Financial Statements” is defined in Section 4.14.
“Universal Service Contributions” means any amount owed to a federal or state Universal Service Fund under applicable Law (or under any forms or instructions related to the payment of such amounts, or any policies, practices or procedures adopted by the Fund Administrators), whether billed or unbilled.
“Universal Service Fund” means a state or the federal mechanism designated by applicable Law to support the availability of communications services, whether in high cost areas or to specific classes of customers (such as schools and libraries, low income consumers, hospitals or other designated customer classes).
“Universal Service Subsidies” means any amounts paid from Universal Service Funds to carriers for services that qualify for support under a state or the federal Universal Service Fund.

“Valid Right” means a right of ownership, use or occupancy arising under fee title, a leasehold interest, an easement, a right-of-way agreement, a license, an indefeasible right of use agreement or other similar agreement.
“Valid Right Contracts” is defined in Section 4.25(d).
“Year-end Financial Statements” is defined in Section 4.14.

ARTICLE II
PURCHASE OF EQUITY INTERESTS
2.1Purchase of Membership Units. Subject to the terms of this Agreement, the Company agrees to issue, sell, transfer and assign (or cause to be sold, transferred and assigned) to the Buyer, and the Buyer agrees to purchase and acquire from the Company, Ninety-Three Thousand Four Hundred (93,400) units of Class E Membership Units (the “Purchased Equity Interests”), resulting in ownership of Membership Units by each of the members of the Company in the respective numbers set forth opposite each such member’s name on Schedule 2.1 attached hereto following Closing.
ARTICLE III
CONSIDERATION
3.1Purchase Price. The aggregate purchase price for the Purchased Equity Interests shall be One Hundred Ninety-Seven Million Dollars ($197,000,000.00 USD) (the “Purchase Price”).
3.2Payment of the Purchase Price. At the Closing, the Buyer will pay, or cause to be paid, the Purchase Price in immediately available funds by wire transfer to the Company in accordance with the written wiring instructions given by the Company to the Buyer prior to the Closing Date.
3.3Withholding. Notwithstanding anything in this Agreement to the contrary, each of the Buyer and the Company acknowledges that, to the best of its knowledge, under current Law, no withholding is required on any payment to the Company hereunder provided that the Company timely and properly provides the required notices described in Section 7.5(a)(7) and the Buyer has no actual knowledge that such statements are false. In the event that the Buyer determines that withholding is required, the Buyer will use commercially reasonable efforts to notify the Company in advance and cooperate in good faith to reduce or minimize such withholding.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY
The Company represents and warrants to the Buyer, as of the date of this Agreement and as of Closing, as follows:

4.1Authorization of Purchased Equity Interests. The Company has duly authorized the issuance and sale of the Purchased Equity Interests to the Buyer in accordance with the terms hereof, free and clear of any Liens other than the Transfer Restrictions), and such Purchased Equity Interests, when issued and delivered to Buyer in accordance with the terms hereof, will be validly issued. Upon receipt of the Purchase Price by the Company, the Buyer will be the record and beneficial owner of the Purchased Equity Interests, which shall be free and clear from all Liens of any nature (other than the Transfer Restrictions). None of the issued and outstanding Membership Units of the Company are or will be, as of the Closing Date, certificated or evidenced by other documentary means. Notwithstanding the representations and warranties set forth in this Sections 4.1, 4.2, 4.4 and 6.2, the parties hereto acknowledge and agree that the issuance and sale of the Purchased Equity Interests by the Company is subject to the execution and delivery of the Post-Closing Operating Agreement at Closing in accordance with Sections 7.2(g) and 7.3(e).
4.2Authorization; Non-Contravention.
(a)The Company has the necessary power and authority to execute and deliver this Agreement and the Related Transaction Documents and to perform the obligations to be performed by the Company hereunder and thereunder, and this Agreement and the Related Transaction Documents are valid and binding upon the Company and enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights and remedies generally and subject as to enforceability, to general principles of equity, irrespective of whether enforcement is sought in a proceeding at law or in equity. The execution, delivery and performance of this Agreement and each Related Transaction Document by the Company do not, and the consummation of the transactions contemplated hereby and thereby and the performance by the Company of the terms of this Agreement and the Related Transaction Documents will not, (i) violate any Law, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, modify or cancel, or require any notice under any Material Contract to which the Company is a party or by which the Company is bound or to which any of its assets are subject, provided the Consents listed on Schedule 4.2(b) have been received at or before the Closing, or failure to obtain such Consents would not otherwise be reasonably expected to result in a Material Adverse Effect, (iii) violate provisions of the Company’s articles of organization or the Pre-Closing Operating Agreement, or (iv) result in acceleration of any obligation under, or constitute an event of default under, any order, judgment or decree to which the Company is bound.
(b)Except as set forth in this Agreement or on Schedule 4.2(b) attached hereto, no approval, authorization, license, Permit or other action by, or filing with, any Governmental Authority or non-governmental third party, or of the managers of the Company, is required that has not been obtained in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby.
4.3Intellectual Property. The Company has no patents, pending patent applications and registration certificates. Schedule 4.3 sets forth all trade names, trademarks and service marks and applications therefor, all copyright registrations, all internet domain name registrations and social media handles of the Company, used in the business and operations of the Company as presently conducted (collectively, the “Intellectual Property”). Except as set forth on Schedule 4.3, the Company is the sole and exclusive owner of the entire right, title and interest in and to the Intellectual Property, free of any and all Liens other than Permitted Liens. There are no pending, or, to the Company’s Knowledge, threatened proceedings or litigation or other adverse claims affecting or with respect to any aspect of the Intellectual Property. To the Company’s Knowledge, no Person is infringing, misappropriating or otherwise violating any aspect of the Intellectual Property or any other Intellectual Property owned by the Company. Neither the business and operations of the Company, nor the Intellectual Property, is infringing upon, misappropriating or otherwise violating, and has not infringed upon, misappropriated or otherwise violated, the intellectual property rights of any other Persons. There have been no material security breaches in the information technology systems of the Company, or, to the Company’s Knowledge, in the information technology systems of third Persons to the extent used by or on behalf of the Company. The Company has at all times complied with all applicable Laws, as well as its own rules, policies, and procedures, relating to privacy, data protection, and the collection, retention, protection, and use of personal information collected, used, or held for use by the Company, and no claims have been asserted or threatened against the Company alleging a violation of any Person’s privacy or personal information or data rights.
4.4Organization and Standing of the Company.
(a)The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nebraska, its state of organization, and is legally qualified to transact business and is in good standing in every jurisdiction in which the nature of the business conducted by it or the character or location of properties owned or leased by it makes such qualification necessary, except in such jurisdictions where failure to be so duly qualified would not have a Material Adverse Effect upon the Company. A list of the jurisdictions in which the Company is qualified to transact business is set forth in Schedule 4.4(a) attached hereto.
(b)The Company has delivered to the Buyer a true and complete copy of the Company’s certificate of organization and the Pre-Closing Operating Agreement, and any amendments thereto, presently in effect. The Company is not in default under or in violation of any provision of its certificate of organization or the Pre-Closing Operating Agreement. The Post-Closing Operating Agreement will be in effect as of the Closing.
(c)The class and number of the Company’s authorized and issued Membership Units as of the date hereof are set forth on Schedule 4.4(c)(i) attached hereto and no other series or class of units of the Company is authorized or outstanding. All of the issued and outstanding Membership Units are duly authorized and validly issued. All of the issued and outstanding Membership Units have been issued and sold in compliance with state and federal securities Laws. At the Closing, immediately after the giving effect to the transactions contemplated hereby, all of the issued and outstanding membership interests or units of the Company will be held of record and beneficially by the respective holders, in the amounts and in the classes as set forth in Schedule 4.4(c)(ii) attached hereto, and no other series or class of units of the Company will be authorized or outstanding. As of the Closing Date, the Purchased Equity Interests shall have been duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights, and shall be subject to no restrictions with respect to transferability other than the Transfer Restrictions. Except as set forth on Schedule 4.4(c)(i), and except as otherwise set forth in the Pre-Closing Operating Agreement and/or the Post-Closing Operating Agreement, there are no: (i) outstanding equity interests, membership interests or units, or other forms of equity in the Company other than the Membership Units, (ii) outstanding or authorized membership interests or unit appreciation, phantom membership interests or units, profit participation, or similar rights with respect to the Company, (iii) voting trusts, proxies or other agreements or understandings with respect to the voting of the Purchased Equity Interests, or (iv) outstanding subscriptions, options, warrants, calls, Contracts, demands, commitments, conversion rights, purchase rights, exchange rights, equity pools, rights of first refusal or other agreements or arrangements of any nature whatsoever under which the Company is or may become obligated to issue, assign or transfer any membership interests or units of the Company. The Company has paid all capital contributions, assessments and other requests for funds with respect to which the Company has issued a capital call, invoice or other demand and has no current or future obligation to contribute additional capital to the Company, other than as may be provided in either the Pre-Closing Operating Agreement or the Post-Closing Operating Agreement.
(d)The Company has all Permits necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Except as set forth on Schedule 4.4(d) attached hereto, none of the Permits of the Company will be terminated or become terminable due to consummation of the transactions provided for herein.
(e)Except as set forth on Schedule 4.4(e) attached hereto, no Person has demand or other registration rights to cause the Company to file any registration statement under the Securities Act relating to any securities of the Company or any right to participate in any such registration statement.
(f)Prior to the execution hereof, the Company has obtained valid waivers of the Transfer Restrictions and any rights of other parties to purchase any of the Purchased Equity Interests covered by this Agreement or to purchase any other equity interests as a result of the transactions contemplated hereby. Prior to the execution hereof, the Company shall have received the required consents from the Existing Members, in accordance with the Pre-Closing Operating Agreement, necessary to amend the Pre-Closing Operating Agreement, such that effective as of the Closing, the Post-Closing Operating Agreement will be in effect.
4.5Good Title to Assets. The properties and assets owned, leased, or licensed by the Company constitute all material assets used in connection with the business of the Company, and such properties and assets are sufficient to permit the Company to continue to carry on its business and operations in the Ordinary Course of Business following the Closing as is currently conducted by the Company. All machinery, equipment, furniture, leasehold improvements, fixtures, vehicles, structures, any related capitalized items, and other personal property reflected in the Financial

Statements or acquired since the date of the Latest Balance Sheet are in good operating condition and repair, subject to normal wear and tear. The Company has good and marketable title to the properties and assets owned by it, free and clear of any Liens, other than Liens disclosed on Schedule 4.5 and Permitted Liens.
4.6Material Contracts. Schedule 4.6 attached hereto is a true and complete schedule of all Contracts which are in effect and binding upon the Company (“Material Contracts”), which:
(a)are listed on Schedule 4.22;
(b)are Programming Agreements as set forth on Schedule 4.22(b);
(c)(i) require the payment or incurrence of Liabilities to or by the Company in excess of Two Hundred Fifty Thousand Dollars ($250,000) in any calendar year and (ii) such Contract is not cancelable, without material penalty, by the Company on one hundred and eighty (180) days’ or less notice;
(d)document Indebtedness of the Company;
(e)are collective bargaining agreements, labor agreements or other labor-related agreements or arrangements with any works council, union or other labor organization or association;
(f)are Contracts pursuant to which the Company grants or receives a right to use or register any material Intellectual Property, other than Contracts for commercially available software providing for annual consideration of less than Two Hundred Fifty Thousand Dollars ($250,000);
(g)are Contracts, other than the Pre-Closing Operating Agreement and the Post-Closing Operating Agreement, (i) for the employment or service of any officer or employee providing an annual base salary in excess of $250,000 or (ii) that otherwise restrict the Company’s ability to terminate the employment of any employee at any time for any lawful reason or for no reason without more than thirty (30) days’ notice;
(h)involve any bonus, pension, profit-sharing, retirement or any other form of deferred compensation plan or stock purchase, stock-option or similar plan, whether formal or informal, or any severance agreement or arrangement, if executed by each party thereto, other than the Pre-Closing Operating Agreement and the Post-Operating Agreement;
(i)relate to any partnership or joint venture;
(j)limit the ability of the Company or its Affiliates to engage or to compete in any business in any manner or any geography or any Contract that grants any Person the exclusive right to provide services of the Company or contains a right of first refusal, first offer or first negotiation;

(k)are Contracts (i) to purchase or sell goods or services exclusively from or to any third party or (ii) which contain any “most favored nation” clause or minimum purchase requirement;
(l)involve any settlement, conciliation or similar Contract, in each case the performance of which will involve payment of consideration in excess of One Hundred Thousand Dollars ($100,000);
(m)are Contracts with an officer, employee, equityholder, Affiliate, or director of the Company, other than any (i) employment agreements between the Company and any officer, manager, or director of the Company or any Affiliate of the foregoing or (ii) Contract between the Company and any officer, employee, equityholder or director of the Company with respect to services or products offered by the Company to its customers in the Ordinary Course of Business of the Company;
(n)are Contracts relating to the acquisition or disposition (whether by merger, sale of stock, sale of assets or otherwise) of any Person or material line of business entered into during the past three (3) years or the future acquisition or disposition (whether by merger, sale of stock, sale of assets or otherwise) of any Person or material line of business;
(o)any Contracts with the FCC or any other Governmental Authority relating to the operation or construction of Cable Systems;
(p)are Leases; or
(q)relate to the Company’s Valid Right to operate its Physical Network.
True, correct and complete copies of the Material Contracts have been delivered to the Buyer. To the Company’s Knowledge, no Person has claimed that any of the Material Contracts is invalid or unenforceable or in default, except as set forth on Schedule 4.6. Except as set forth on Schedule 4.6: (a) the Company shall continue to receive all benefits of the Material Contracts, (b) each of the Material Contracts is legal, valid, binding, enforceable and in full force and effect and will continue to be so following consummation of the transactions contemplated hereby, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights and remedies generally and subject as to enforceability, to general principles of equity, irrespective of whether enforcement is sought in a proceeding at law or in equity, (c) neither the Company, nor, to the Company’s Knowledge, any other party is in material breach or default under any Material Contract, and (d) to the Company’s Knowledge, no event has occurred which, with notice or lapse of time, would constitute a material breach or default, or permit termination, modification or acceleration under any Material Contract.
4.7Subsidiaries. The Company (a) has no Subsidiaries, (b) is not a member of or participant in any partnership, joint venture or similar arrangement, and (c) does not own, of record or beneficially, any direct or indirect capital stock or other equity interest in any other Person, or any right (contingent or otherwise) to acquire the same.

4.8Litigation. Other than as set forth on Schedule 4.8 attached hereto, (a) there are no actions, claims, proceedings, litigations, state or federal equal employment opportunity commission proceedings or investigations pending or, to the Company’s Knowledge, threatened against the Company or the transactions contemplated by this Agreement or the rights to be acquired by the Buyer pursuant hereto and (b) the Company is not subject to any outstanding judgment, order or decree of any Governmental Authority.
4.9Compliance with Laws; Permits. The Company has complied in all material respects and is complying in all material respects with all Laws, and, to the Company’s Knowledge, the Company is not in violation of any applicable Law and has not received notice of any such violation. Schedule 4.9 attached hereto lists all Permits used by the Company and all Permits required for operating the Physical Network, and each such Permit is valid and in full force and effect. Other than as set forth in Schedule 4.9, the Company (a) holds or has the right to use all Permits that are necessary to conduct its business as now conducted, (b) is not and has not been in breach of the material terms and requirements of any such Permit, (c) has not received notice from any Governmental Authority regarding any actual, alleged, or potential violation of any such Permit, and (d) has duly filed all applications required to be filed to renew or maintain any such Permit on a timely basis.
4.10Compensation of Employees. There are no arrearages in the payment of wages or salaries to employees of the Company. Other than employment agreements listed on Schedule 4.10 attached hereto, and other than with respect to the Pre-Closing Operating Agreement and the Post-Closing Operating Agreement, the Company has no employment or consulting agreements with any employee or other person or entity which is in writing or which is not terminable at will. Schedule 4.10 hereto sets forth all employment agreements between National Education Loan Network, Inc., an Affiliate of the Company, and employees who are devoted full time to the Company.
4.11Taxes. Other than as set forth on Schedule 4.11 attached hereto:
(a)All Tax Returns required to be filed by or with respect to the Company have been duly and timely filed with the appropriate Taxing Authority and each such Tax Return is true, complete and correct in all material respects. No penalties or other charges of any nature are or will become due with respect to the late filing of any Tax Returns required to be filed by or with respect to the Company on or before the Closing Date.
(b)All Taxes payable by or with respect to the Company have been timely and fully paid (whether or not shown as due on any Tax Return). The Financial Statements reflect an adequate reserve (determined in accordance with the Company’s past practices) (excluding any reserves for deferred Taxes) for all Taxes payable by or with respect to the Company for all taxable periods and portions thereof accrued as of the date of such balance sheet, and since the date of the Latest Balance Sheet, the Company has not incurred any additional Liability for Taxes other than in the Ordinary Course of Business or in connection with the transactions contemplated by this Agreement and the Related Transaction Documents.

(c)The Company has withheld all Taxes required to have been withheld and paid over such Taxes to the relevant Governmental Authority, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with such payments.
(d)There are no outstanding or pending Contracts or waivers extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, Taxes of the Company due for any taxable period, in each case, which period has not yet expired, and no power of attorney granted by the Company with respect to any Taxes is currently in force.
(e)There is no Tax Audit pending with respect to any Taxes or Tax Returns of the Company and, to the Company’s Knowledge, no Tax Audit has been threatened in writing, in each case, with respect to any Taxes or Tax Returns of the Company. The Company has not received from any Governmental Authority (including any jurisdictions in which the Company has not filed Tax Returns) a request in writing for information regarding or relating to Tax matters.
(f)All deficiencies for Taxes proposed, asserted, or assessed in writing against the Company have been fully and timely paid, settled or properly reflected in the relevant entity’s most recent Financial Statements.
(g)The Company has at all times since its formation been treated as a partnership or an entity disregarded as separate from its owner for U.S. federal income tax purposes (and analogous or corresponding state and local income tax purposes).
(h)The Company is not a party to any joint venture, partnership or other arrangement or Contract that could be treated as a partnership for federal income Tax purposes.
(i)The Company has not been informed by a Governmental Authority in any jurisdiction in which it does not file a Tax Return that the Company is required to file a Tax Return in such jurisdiction or that such entity is, or may be, subject to taxation by that jurisdiction.
(j)There are no Liens for Taxes upon any of assets of the Company other than Permitted Liens.
(k)The Company is not a party to, or bound by, any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement or arrangement with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority), whether written or unwritten.
(l)The Company does not have any actual or potential Liability for any Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any analogous provision of Law in any jurisdiction), or as a transferee or successor, by Contract or otherwise.
(m)The Company has not agreed to and is not required to make, any adjustment to taxable income for any taxable period ending after the Closing Date under Section 481(a) of the Code (or any comparable provision of Law in any jurisdiction) by reason of a change in accounting method initiated by the Company nor has any Taxing Authority proposed any such adjustment, and there is no application pending with any Taxing Authority requesting permission for any changes in accounting methods that relate to the business or operations of the Company.
(n)The Company is not and shall not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or a portion thereof) ending after the Closing Date as a result of any (i) election made pursuant to Section 108(i) of the Code on or prior to the Closing Date, (ii) installment sale or open transaction made on or prior to the Closing Date, (iii) amount reportable under the completed contract method of accounting, the long-term contract method of accounting or the cash method of accounting, in each case with respect to a transaction that occurred prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, or (v) comparable provisions of state, local, foreign or U.S. federal income tax Law.
(o)The Company is not the subject of (i) a ruling with respect to Taxes that has continuing effect, (ii) a “closing agreement” within the meaning of Section 7121 of the Code (or any comparable agreement under state, local or foreign law) or any other settlement with any Taxing Authority that has continuing effect, or (iii) a special arrangement with a Taxing Authority regarding any matter with respect to Taxes.
(p)The Company has never participated in and has no Liability with respect to any “listed transaction” or “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any similar designation under state, local, or foreign Law).
(q)No election has been made under Section 1101(g)(4) of the Bipartisan Budget Act, or any subsequent Law or guidance (including pursuant to Treasury Regulations Section 301.9100-22T) to have the provisions of Section 1101 of the Bipartisan Budget Act apply to any of the Company’s partnership income Tax Returns.
(r)The Company has in effect a valid election under Section 754 of the Code.
4.12Employee Benefit Plans.
(a)Schedule 4.12 attached hereto sets forth an accurate and complete list and description of each material Benefit Plan. “Benefit Plan” means (i) any “employee benefit plan” as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject to ERISA) and (ii) other than with respect to the Pre-Closing Operating Agreement and the Post-Closing Operating Agreement, any other written or oral plan or Contract involving direct or indirect compensation or benefits, including employment, consulting, insurance coverage, gratuity, leave, severance or other termination pay or benefits, change in control, retention, performance, holiday pay, vacation pay, fringe benefits, disability benefits, pension, retirement, profit sharing, deferred compensation, bonus, equity, stock option, stock purchase, restricted stock or stock unit, phantom stock, stock appreciation or other form of incentive compensation or post-retirement compensation, in each case, (a) that is adopted, maintained by, sponsored in whole or in part by, contributed to by, or on behalf of, or required to be contributed by, or on behalf of, the Company for the benefit of its current or former employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries, (b) with respect to which the Company has any Liability or (c) in which any current or former employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries of the Company participate. Other than as set forth on Schedule 4.12 attached hereto, neither the Company nor any ERISA affiliate of the Company (which for purposes of this Agreement shall mean any entity required to be aggregated with the Company under Code Sections 414(b), (c), (m) or (o)) has ever sponsored, maintained, contributed to or had any obligation to contribute to (w) any “multiemployer plan” within the meaning of Section 3(37) of ERISA, (x) any plan subject to Title IV of ERISA or the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, (y) any “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code, or (z) any “multiple employer welfare arrangement” as such term is defined in Section 3(40) of ERISA. Each Benefit Plan is in compliance in all material respects with the applicable terms of ERISA, the Code and any other applicable Law. No Benefit Plan has been funded or administered in a manner that would result in a material Liability for any Tax or penalty for overfunding or prohibited transactions under applicable Law.
(b)Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement (alone or together with any other event), other than with respect to the Pre-Closing Operating Agreement and Post-Closing Operating Agreement, will (i) entitle any current or former employee, officer, director or other service provider of the Company to any payment or benefit; (ii) increase the compensation or benefits otherwise payable to any such current or former employee, officer, director or other service provider of the Company; (iii) accelerate the time of payment, funding or vesting of any amounts due to any current or former employee, officer, director or other service provider of the Company; or (iv) result in any amounts payable or benefits provided to any individual to fail to be deductible for federal income Tax purposes by virtue of Section 280G of the Code.
4.13Absence of Certain Events. Other than as expressly provided in this Agreement or in any of the Related Transaction Documents, and except as set forth in Schedule 4.13 attached hereto, since December 31, 2019, there has not been:
(a)any amendment to the Company’s articles of organization or the Pre-Closing Operating Agreement, or merger with or into or consolidation with any Person, or change in the character or the business of the Company;

(b)any distributions of any kind to the Company’s members declared or made, or any direct or indirect redemption, purchase, retirement or other acquisition of any of the equity securities of the Company;
(c)any sale, pledge, transfer or disposal of, or agreement to issue, sell, pledge, transfer or dispose of, any equity interests of the Company or issue any equity interests of any class or issue or become a party to any subscriptions, warrants, rights, options, convertible securities or other agreements or commitments of any character relating to the issued or unissued equity interests of the Company (other than this Agreement and the agreements contemplated hereby), or grant any stock appreciation, phantom unit or similar rights;
(d)any loan or advance made to any of the Company’s officers, directors, employees, consultants, agents, equityholders or any other loan or advance made other than in the Ordinary Course of Business;
(e)any change in the financial condition, properties, business or operations of the Company or any fact, circumstance, event, development, condition, change, effect or occurrence which is, or may result in, singly or in the aggregate, a Loss in excess of One Million Dollars ($1,000,000), or a Material Adverse Effect on the Company;
(f)any Loss, other than a Loss in the Ordinary Course of Business of the Company, affecting the business, assets, Liabilities, financial condition or operations of the Company, unless such loss could not reasonably be expected to result in a Loss singly or in the aggregate in excess of Five Hundred Thousand Dollars ($500,000), or a Material Adverse Effect upon the Company;
(g)any strike or other labor trouble or dispute that, in the case of disputes, has resulted in or may result in, singly or in the aggregate, a Loss in excess of One Hundred Thousand Dollars ($100,000) or a Material Adverse Effect upon the Company;
(h)any loss of any material Permit, qualification or certificate of authority held by the Company required for providing cable television, telephone and/or Internet services;
(i)any Indebtedness, Liability or obligation incurred by the Company or any transaction entered into by the Company, other than in the Ordinary Course of Business, or any guarantee by the Company of any Indebtedness, Liability or obligation of any other Person, which results in Liabilities singly or in the aggregate in excess of Two Hundred Fifty Thousand Dollars ($250,000);
(j)any obligation, Liability or Lien, paid, discharged or satisfied by or on behalf of the Company other than the current Liabilities reflected in the Latest Balance Sheet;
(k)any sale, transfer or other disposition of any asset of the Company having a book value in excess of Two Hundred Fifty Thousand Dollars ($250,000) in a single instance and Five Hundred Thousand Dollars ($500,000) in the aggregate, or any cancellation of any debt or claim of the Company having a book value in excess of Two Hundred Fifty Thousand Dollars ($250,000) in a single instance and Five Hundred Thousand Dollars ($500,000) in the aggregate, except in the Ordinary Course of Business;
(l)any material change in, or any Contract to materially change, the compensation or other direct or indirect remuneration payable to any officer, employee or agent of the Company or any bonus, incentive or deferred compensation, profit sharing, retirement, pension, group insurance, death benefit or other fringe benefit plan, or any employment or consulting agreement, granted, entered into or materially amended or altered, other than in the Ordinary Course of Business or as required pursuant to an existing employment agreement;
(m)any (i) termination or failure to renew, or receipt of a threat (that was not subsequently withdrawn) by a third party to terminate or fail to renew any Material Contracts or (ii) material amendment or modification of any terms or conditions of, or extensions, waivers of any material right under any Material Contract.
(n)any (i) settlement, cancelation, compromise, release or waiver with respect to any claim, action or proceeding against the Company or (ii) commencement of a lawsuit that, individually or in the aggregate would be material to the Company;
(o)any material failure to maintain the Books and Records in the usual, regular and ordinary manner, consistent with past practice, or any change in the accounting principles or practices or auditing practices of the Company;
(p)any material election with respect to Taxes, any material changes to any method of Tax accounting, filing of any amended material Tax Return, settlement or compromise any claim or assessment in respect of a material amount of Taxes or enter into any closing agreement (or similar Contract) with any taxing authority of any Governmental Authority;
(q)any entry into any (i) new line of business (ii) or new geographic markets other than in the Norfolk, Nebraska area and the Imperial, Nebraska area; or
(r)any write-off as uncollectible of any receivables, or any portion thereof, other than a write-off which is immaterial or otherwise made in the Ordinary Course of Business.
4.14Financial Statements. Schedule 4.14 attached hereto consists of: (a) the Company’s unaudited consolidated balance sheet as of June 30, 2020 (the “Latest Balance Sheet”) and the related statements of income and cash flows for the partial year period during 2020 then ended (the “Unaudited Interim Financial Statements”), and (b) the Company’s unaudited consolidated balance sheets as of December 31, 2017, December 31, 2018, and December 31, 2019, together with the unaudited statements of income and cash flows for the periods ending December 31, 2017, December 31, 2018, and December 31, 2019 (the “Year-end Financial Statements”) (the statements described in clauses (a) and (b) of this Section 4.14, collectively, the “Financial Statements”). Other than as set forth on Schedule 4.14, the Financial Statements present fairly, in all material respects, the consolidated financial position, cash flows and results of operations of the

Company, as of the times and for the periods referred to therein, in conformity with GAAP consistently applied throughout the periods covered thereby (subject, in the case of the Unaudited Interim Financial Statements, to (i) the absence of footnote disclosures, and (ii) changes resulting from normal year-end adjustments). In the past three (3) years, neither the Company nor the Board of Managers of the Company has received any written, or to the Company’s Knowledge, oral notification of any (a) material weakness in the internal controls over financial reporting of the Company or (b) fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company.
4.15Absence of Undisclosed Liabilities. Except as disclosed on Schedule 4.15 attached hereto, the Company does not have any direct or indirect, primary or secondary, Liability or Indebtedness of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise, except for (a) Liabilities which are accrued or reserved against and reflected upon the Financial Statements of the Company, or (b) Liabilities that are immaterial (having an outstanding balance in each single instance, or series of related instances, of less than Two Hundred Fifty Thousand Dollars ($250,000)) or otherwise incurred in the Ordinary Course of Business since the date of the Latest Balance Sheet. Except as disclosed on Schedule 4.15 attached hereto, the Company has not incurred, assumed, guaranteed, endorsed, or otherwise become directly or contingently liable on (including Liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to, or otherwise invest in the debtor or otherwise to assure the creditor against loss), any Indebtedness.
4.16Brokers and Finders. The Company has not incurred any Liability for any brokerage fees, commissions or finder’s fees in connection with this Agreement, the Related Transaction Documents or the transactions contemplated hereby or thereby.
4.17Conflicts of Interest. Except as set forth on Schedule 4.17 attached hereto, no officer, employee, equityholder (or any Affiliate of such equityholder), or director of the Company (or any member of any family of such officer, employee, equityholder, or director of the Company) has any direct or indirect interest in any creditor, competitor, supplier, customer on any Material Contracts, or agent of the Company. Except as set forth on Schedule 4.17, there are no employment Contracts, loans, leases, sale and leaseback transactions, royalty agreements, or other continuing transactions or arrangements between (a) the Company, on the one hand, and (b) any officer, employee, equityholder (or any Affiliate of such equityholder), or director of the Company (or any member of any family of such officer, employee, equityholder, or director of the Company) on the other hand.
4.18Bonds. Except as set forth on Schedule 4.18 attached hereto, as of the Closing Date, the Company is not required to provide any bonding or other financial security arrangements in connection with any transactions with any suppliers, the coverage for which exceeds singly or in the aggregate Two Hundred and Fifty Thousand Dollars ($250,000).
4.19Real Estate.
(a)Owned Real Property. Schedule 4.19(a) attached hereto is a true and complete list of all the Company Real Property owned in fee simple by the Company (the

“Owned Real Property”) and sets forth the use of each Owned Real Property. The Company has good and valid marketable title in fee simple to the Owned Real Property, free and clear of all Liens, except for Permitted Liens. The Company has not granted any outstanding opinions, rights of first offer or rights of first refusal to purchase any such Owned Real Property or any portion thereof or interest therein in favor of any third party, except as disclosed in Schedule 4.19(a). The Company has not leased or otherwise granted to any person the right to use or occupy any Owned Real Property, except as disclosed in Schedule 4.19(a).
(b)Leased Real Property. Schedule 4.19(b) attached hereto is a true and complete list of all of the Company Real Property either leased, subleased or ground leased by the Company (the “Leased Real Property”), as the same may have been amended, supplemented or otherwise modified from time to time (the “Leases”). Schedule 4.19(b) also sets forth the use of each Leased Real Property. The Company has a valid leasehold interest in the Leased Real Property. With respect to the Leases, the Company is not in breach thereof or default thereunder and there does not exist under any Lease any event which, with or without the giving of notice or the lapse of time or both, would constitute such a breach or default by the Company, except for such breaches and defaults as to which requisite waivers or consents have been obtained or which would not reasonably be expected to have a Material Adverse Effect. To the Company’s Knowledge, the Company is not aware of and has not received any written notice of a violation applicable to any building, zoning, health or other Law, contractual restriction or covenant or easements in respect of the use or occupation of the property and improvements subject to any Lease for the conduct of business as currently conducted or as planned to be conducted as of the date of this Agreement, in each case, which would reasonably be expected to have a Material Adverse Effect. Schedule 4.19(b) also sets forth the Leases that have expired, lapsed or ended without the parties thereto entering into any Contract for the extension or renewal of such term, and such Leases are, as of the date of this Agreement, continuing on a periodic basis without interruption and, to the Company’s Knowledge, without any breach by any party thereto and, accordingly, may be subject to termination by either party thereto.
(c)Except as disclosed on Schedule 4.19(c), (i) there are no condemnation, eminent domain or similar proceedings affecting any Owned Real Property, Leased Real Property or Physical Network Property that are currently pending or, to the Company’s Knowledge, threatened and (ii) to the Company’s Knowledge, the buildings, structures and material fixtures location upon the Owned Real Property, Leased Real Property and Physical Network Property are, in all material respects, in good repair, working order and condition, and free from any known defects (subject to normal wear and tear) and, in the case of buildings and other structures, are structurally sound.
(d)Except as disclosed on Schedule 4.19(d), the Company has not leased as lessor or sublessor any Company Real Property and has not granted any third party the right to use, occupy or access any Company Real Property.
4.20Agreements with Regulators. The Company (a) is not subject to any cease-and-desist or other order or enforcement action issued by, (b) is not a party to any Contract (other than those set forth in Schedule 4.6), consent agreement or memorandum of understanding with, (c) has not since January 1, 2017 received any supervisory letter from, (d) has not been ordered to pay any civil money penalty by, and (e) has not since January 1, 2015 adopted any related policies, procedures or resolutions of the members or managers or any committee thereof at the request or suggestion of, any Governmental Authority.
4.21Insurance. The Company has procured, or has caused an Affiliate of the Company to procure on behalf of the Company, insurance policies, copies of which have been made available to the Buyer. All premiums due and payable to procure such policies have been paid. To the Company’s Knowledge, there is no threatened termination of, or premium increase with respect to, any such policy, except in accordance with the terms thereof.

4.22Vendors. Schedule 4.22 attached hereto sets forth a list of the top twenty (20) vendors of the Company on a consolidated basis by dollar value of spend by the Company, for the fiscal year ended December 31, 2019. Except as set forth on Schedule 4.22 attached hereto, to the Company’s Knowledge, the Company has not received any written statement from any of the vendors listed on Schedule 4.22 attached hereto that any such vendor will stop, materially decrease the rate of, or materially and adversely change the payment or price terms with respect to, supplying products or services to the Company or terminate or cancel its relationship with the Company.
4.23Regulatory Matters. Without limiting any of the other representations or warranties made in this Section 4.23:
(a)The Company holds all Permits from the FCC and each State PSC required under the Communications Laws for the Company to own, lease and operate its Physical Network or to conduct its business in the manner in which such business is currently being conducted (“Communications Licenses”). Schedule 4.23(a) attached hereto sets forth a true, correct and complete list of all such Communications Licenses. Except as set forth on Schedule 4.23(a), each Communications License is in full force and effect, there are no actions pending, or, to the Company’s Knowledge, threatened which have resulted or would reasonably be expected to result in any revocation, suspension, default or violation of or with respect to any Communications License, a material condition on the Communications License, or any material fine or forfeiture in connection therewith.
(b)Except as set forth on Schedule 4.23(b), since December 31, 2016, the Company has operated and conducted its business in all material respects in compliance with the terms and conditions of the Communications Licenses and the Communications Laws, including timely and accurately submitting all material reports, notifications and applications required by applicable Communications Laws, and the payment of all Regulatory Payments, except as would not, individually or in the aggregate, reasonably be expected to (A) result in material Liability to Company, (B) prevent or materially interfere with or delay the consummation of any of the transactions contemplated in this Agreement, or (C) materially affect, impede, or restrain the operation of the business of the Company as now conducted; provided that, for purposes of the foregoing, “material reports” shall include FCC Forms 499A and 499Q.

(c)Except as set forth on Schedule 4.23(c), since December 31, 2016, the Company has filed all required reports, including, but not limited to, FCC Forms 499A and 499Q, and all such filings were, when made or amended, true, correct and complete and in accordance with existing precedent of the relevant Governmental Authority. At the Closing, the Company shall have paid all federal and state Regulatory Payments billed by the FCC, State PSCs, and Fund Administrators and pertaining to the period prior to the Closing Date. At the Closing, the Company shall have filed all required reports, including, but not limited to, FCC Forms 499A and 499Q, that were due prior to the Closing Date, and retained all supporting documentation, necessary for the FCC, State PSCs, and Fund Administrators to calculate their Regulatory Payments. Where such reports are not due to be filed until after the Closing Date, the Company shall also have compiled and retained all documentation needed to file any reports necessary for the FCC, State PSCs, and Fund Administrators to calculate Regulatory Payments for the period prior to the Closing Date. Since December 31, 2016, the Company has not been the subject of any audit, inquiry (including a performance quality assurance inquiry), investigation, enforcement, action, assessment, fine, penalty or interest related to Universal Service Subsidies or Regulatory Payments and, to the Company’s Knowledge, no such audit, inquiry, investigation, enforcement, action, fine, penalty or interest is threatened.
(d)The Company does not currently deploy Physical Network facilities manufactured by Chinese companies, including, but not limited to, Huawei or ZTE.
4.24Retransmission Consent and Must-Carry; Rate Regulation; Copyright Compliance. Except in each case as would not have a Material Adverse Effect:
(a)Each station carried on each System is carried pursuant to a retransmission consent agreement, “must-carry” election or other Programming Agreement. Since January 1, 2017, the Company has complied with the must-carry, retransmission consent, and commercial leased access provisions of the Cable Act. Since January 1, 2017, the Company has not received any notice from any Governmental Authority with respect to an intention to enforce customer service standards pursuant to the Cable Act and the Company has not agreed with any Governmental Authority to establish customer service standards that exceed the standards in the Cable Act.
(b)Other than with respect to must-carry obligations, since January 1, 2017, no written notices or demands have been received from the FCC or from any television station or from any other Person or Governmental Authority (i) challenging the right of any System to carry any television broadcast station or deliver the same or (ii) claiming that any System failed to carry a television broadcast station required to be carried pursuant to the Communications Act or has failed to carry a television broadcast station on a channel designated by such station consistent with the requirements of the Communications Act.
(c)Each System is in compliance with the provisions of the Cable Act relating to the rates and other fees charged to subscribers of the System. The Company has established rates charged to subscribers that are allowable under the Cable Act and any authoritative interpretation thereof, to the extent such rates are subject to regulation by any Governmental Authority, including any local franchising authority and the FCC.
(d)The Company has, in the past three (3) years, complied with, and each System is in compliance with, the specifications set forth in Part 76, Subpart K of the rules and regulations of the FCC, Section 111 of the Copyright Act and the rules and regulations of the U.S. Copyright Office, the Register of Copyrights and the Copyright Royalty Board and the Cable Act.
(e)Since January 1, 2017, the Company has filed with the U.S. Copyright Office all statements of account and other documents and instruments and has paid all royalties, supplemental royalties, fees and other sums to the U.S. Copyright Office under the Copyright Act with respect to each System as are required to obtain, hold and maintain the compulsory copyright license for cable television systems prescribed in Section 111 of the Copyright Act. Since January 1, 2017, the Company has not been notified or otherwise advised of any inquiry, claim, action or demand pending before the U.S. Copyright Office or any other Person that questions the copyright filings or payments made by the Company with respect to the Systems. The Company has made all requisite filings and payments with the Register of Copyrights and is otherwise in compliance with all applicable rules and regulations of the U.S. Copyright Office.
4.25Fiber Network.
(a)There are no unremediated root causes of previous material outages, failures, breakdowns or continuous periods of substandard service and material network service unavailability, or customer service credits owed as a result in the past two (2) years.
(b)Schedule 4.25(b) attached hereto includes a true and complete general description and maps of the Physical Network, including fibers and fiber miles owned or leased by the Company and the identity of any underlying provider.
(c)During the past two (2) years, the Company has not been obligated to make any material payments to any customers for failure to satisfy applicable “Service Level Agreements” with its customers.
(d)The Owned Real Property, the Leased Real Property, and Contracts furnish the Company with sufficient rights under which the Company uses and operates substantially all portions of its Physical Network (“Physical Network Property”), as the same may have been amended, supplemented or otherwise modified from time to time (“Valid Right Contracts”). To the Company’s Knowledge, the Company has not received any written notice of a violation applicable to any building, zoning, health or other Law, contractual restriction or covenant or easement in respect of the use or occupation of the Physical Network Property and improvements subject to any Valid Right Contract for the conduct of business as currently conducted or as planned to be conducted as of the date of this Agreement, in each case, which would reasonably be expected to have a Material Adverse Effect.

(e)The Company has a Valid Right, free and clear of all Liens, except for Permitted Liens, to use and operate the Physical Network and all of the material tangible personal property that they purport to own or that is used by them to operate the Physical Network as currently operated by the Company, including all necessary rights to attach, affix, maintain, repair, replace, run, lay or otherwise deploy fiber optic cable and related fiber optic equipment. No Governmental Authority or other third party has any right to purchase the Physical Network or any portion thereof.
(f)The Physical Network, taken as a whole, is, in all material respects, in good repair, working order and condition, and free from any known defects (subject to normal wear and tear), other than normal repairs in the Ordinary Course of Business, and no other assets are necessary for the use, operation or maintenance of the Physical Network consistent with past practices other than those described in Sections 4.25(b) and 4.25(e).
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
The Buyer represents and warrants to the Company, as of the date of this Agreement and as of Closing, as follows:
5.1Organization and Power. The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer has full limited liability company power to execute, deliver and perform this Agreement and all other agreements and documents to be executed and delivered by it in connection herewith.
5.2Authority; Noncontravention.
(a)The Buyer has the necessary limited liability company powers and authority to execute and deliver this Agreement and the Related Transaction Documents and to perform the obligations to be performed by the Buyer hereunder and thereunder, and this Agreement and the Related Transaction Documents are valid and binding upon the Buyer and enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights and remedies generally and subject as to enforceability, to general principles of equity, irrespective of whether enforcement is sought in a proceeding at law or in equity. The execution and delivery of this Agreement will not (i) violate any Law, (ii) conflict with, result in a breach of, constitute a default under, result in acceleration of, create in any Person the right to accelerate, modify or cancel, or require any notice under any Contract to which the Buyer is a party or by which the Buyer is bound or which any of its assets are subject, (iii) violate the articles of incorporation or bylaws of the Buyer, or (iv) result in acceleration of any obligation under, or constitute an event of default under, any order, judgment or decree to which the Buyer is bound.
(b)Except as specifically set forth in this Agreement, no approval, authorization, license, Permits or other action by, or filing with, any Governmental

Authority or non-governmental third party, or of the shareholders or directors of the Buyer is required that has not been obtained in connection with the execution and delivery of this Agreement by the Buyer or the consummation by the Buyer of the transactions contemplated hereby.
5.3Brokers and Finders. The Buyer has not employed any broker or finder or incurred any Liability for any brokerage fees, commissions or finder’s fees in connection with this Agreement, the Related Transaction Documents or the transactions contemplated hereby or thereby.
5.4Accredited Investor. The Buyer is an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act.
5.5Restricted Securities. The Buyer understands that the Purchased Equity Interests subscribed for hereunder have not been, and will not be, registered under the Securities Act or any state securities laws, and are being offered and sold in reliance upon federal, state exemptions from registration requirements for transactions not involving any public offering. The Buyer recognizes that reliance upon such exemptions is based in part upon the representations of the undersigned contained herein. The Buyer represents and warrants that the Purchased Equity Interests will be acquired by the Buyer solely for the account of the Buyer, for investment purposes only and not with a view to the distribution thereof. The Buyer represents and warrants that the Buyer (a) is a sophisticated investor with such knowledge and experience in business and financial matters as will enable the undersigned to evaluate the merits and risks of investment in the Purchased Equity Interests, (b) is able to bear the economic risk and lack of liquidity of an investment in the Purchased Equity Interests and (c) is able to bear the risk of loss of its entire investment in the Purchased Equity Interests.
5.6    Registration of Company. The Buyer acknowledges and understands that the Company does not intend to register as an investment Company under the Investment Company Act of 1940, as amended, and that no person or entity serving as a member, officer or manager of the Company is registered as of the date hereof as an investment adviser under the Investment Advisers Act of 1940, as amended.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF NELNET
Nelnet represents and warrants to the Buyer, as of the date of this Agreement and as of Closing, as follows:
6.1Organization and Power. Nelnet is a corporation duly organized, validly existing and in good standing under the laws of the State of Nebraska. Nelnet has full corporate power to execute, deliver and perform this Agreement and all other agreements and documents to be executed and delivered by it in connection herewith.
6.2Authority; Noncontravention.
(a)Except as set forth in Schedule 6.2 attached hereto, Nelnet has the necessary corporate power and authority to execute and deliver this Agreement and the

Related Transaction Documents and to perform the obligations to be performed by Nelnet hereunder and thereunder, and this Agreement and the Related Transaction Documents are valid and binding upon Nelnet and enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights and remedies generally and subject as to enforceability, to general principles of equity, irrespective of whether enforcement is sought in a proceeding at law or in equity. The execution and delivery of this Agreement will not (i) conflict with, result in a breach of, constitute a default under, result in acceleration of, create in any Person the right to accelerate, modify or cancel, or require any notice under any Contract to which Nelnet is a party or by which Nelnet is bound or which any of its assets are subject, (ii) violate the articles of incorporation or bylaws of the Buyer, or (iii) result in acceleration of any obligation under, or constitute an event of default under, any order, judgment or decree to which Nelnet is bound.
(b)Except as specifically set forth in this Agreement, no approval, authorization, license, Permits or other action by, or filing with, any Governmental Authority or non-governmental third party, or of the shareholders or directors of Nelnet is required that has not been obtained in connection with the execution and delivery of this Agreement by Nelnet or the consummation by Nelnet of the transactions contemplated hereby.
6.3Brokers and Finders. Nelnet has not employed any broker or finder or incurred any Liability for any brokerage fees, commissions or finder’s fees in connection with this Agreement, the Related Transaction Documents or the transactions contemplated hereby or thereby.
ARTICLE VII
CLOSING
7.1Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated hereby (the “Closing”) shall take place via electronic exchange of copies of signed documents, on a date to be specified by the Company and the Buyer, which shall be no later than the fifth (5th) Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Sections 7.2 and 7.3 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of such conditions) (the date on which the Closing occurs being hereinafter referred to as the “Closing Date”), unless another time, date or place is agreed to in writing by the Company and the Buyer; provided that, the Closing Date shall be no earlier than twelve (12) Business Days following the date hereof. The transfers and deliveries herein contemplated will be mutually interdependent and regarded as occurring simultaneously; and no such transfer or delivery will become effective until all of the transfers and deliveries provided for in Sections 7.2 and 7.3 have been consummated.
7.2Conditions to Buyer’s Obligations. The obligation of the Buyer to effect the Closing and consummate the transactions contemplated by this Agreement is subject to satisfaction

(or written waiver by the Buyer in the Buyer’s sole discretion) of the following conditions at or before the Closing:
(a)Agreements Performed. The Company and Nelnet shall each have performed in all material respects all of the obligations under this Agreement to be performed by the Company or Nelnet, as applicable, at or before the Closing;
(b)Representations Accurate. Each of the representations and warranties of the Company made in Article IV and of Nelnet made in Article VI contained herein (in each case without giving effect to any materiality, “Material Adverse Effect” or other similar qualifications contained therein) will continue to be accurate in all material respects as of the Closing (except for those representations and warranties which address matters only as of a particular date, which shall be accurate in all material respects as of such date);
(c)No Change. Since the date of this Agreement, there shall have been no change, event, occurrence, circumstance or condition of any kind or character that has had or would reasonably be expected to have, either individually or in the aggregate with all such other changes, events, occurrences, circumstances or conditions, a Material Adverse Effect on the Company;
(d)Closing Certificate. An officer of the Company and Nelnet shall have delivered to the Buyer at the Closing a certificate certifying that the conditions specified in Sections 7.2(a), 7.2(b) and 7.2(c) have been satisfied;
(e)Legal Action. (i) No court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement, (ii) no Governmental Authority shall have instituted any Action (which remains pending at what would otherwise be the Closing Date) before any United States court or other Governmental Authority of competent jurisdiction seeking to restrain, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement and (iii) no other Person shall have instituted any Action (which remains pending at what would otherwise be the Closing Date) before any United States court or other Governmental Authority of competent jurisdiction that is reasonably likely to restrain, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement;
(f)Access to Records. The Buyer shall have been afforded an opportunity to review all Books and Records of the Company;
(g)Amended and Restated Operating Agreement. The Buyer shall have received that certain Ninth Amended and Restated Operating Agreement of the Company, substantially in the form as Exhibit B attached hereto (the “Post-Closing Operating Agreement”), executed by the Company, Nelnet, and other members of the Company;

(h)Assignments. The Buyer shall have received the assignments of the Purchased Equity Interests, executed by the Company, substantially in the form as Schedule 7.2(h) attached hereto;
(i)Subscription Agreement. The Buyer shall have received the Subscription Agreement, as defined in the Master Agreement, executed by the Company;
(j)Third Party Consents. Each of the consents set forth on Schedule 7.2(j) shall have been received;
(k)Release of the Company as Guarantor. The Company shall have been released as a guarantor under the Second Amended and Restated Credit Agreement; and
(l)Related Transaction Documents. The Buyer shall have received all of the Related Transaction Documents, executed by the Company, required to be delivered to the Buyer hereunder and in accordance with the Master Agreement.
7.3Conditions to the Company’s and Nelnet’s Obligations. The obligation of the Company and Nelnet to effect the Closing and consummate the transactions contemplated by this Agreement is subject to satisfaction (or written waiver of the Company or Nelnet in its sole discretion) of the following conditions at or before the Closing:
(a)Agreements Performed. The Buyer shall have performed in all material respects all of the obligations under this Agreement to be performed by it at or before the Closing;
(b)Representations Accurate. Each of the representations and warranties of the Buyer made in Article V contained herein (in each case without giving effect to any materiality, “material adverse effect” or other similar qualifications contained therein) will continue to be accurate in all material respects as of the Closing (except for those representations and warranties which address matters only as of a particular date, which shall be accurate in all material respects as of such date);
(c)Closing Certificate. An officer of the Buyer shall have delivered to the Company at the Closing a certificate certifying that the conditions specified in Sections 7.3(a) and 7.3(b) have been satisfied;
(d)Legal Action. (i) No court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement. (ii) no Governmental Authority shall have instituted any Action (which remains pending at what would otherwise be the Closing Date) before any United States court or other Governmental Authority of competent jurisdiction seeking to restrain, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement and (iii) no other Person shall have instituted any Action (which remains pending at what would otherwise be the Closing Date) before any United States court or other Governmental

Authority of competent jurisdiction that is reasonably likely to restrain, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement;
(e)Amended and Restated Operating Agreement. The Company shall have received the Post-Closing Operating Agreement, executed by the Buyer and all other members of the Company;
(f)Subscription Agreement. The Company shall have received the Subscription Agreement, as defined in the Master Agreement, executed by the Buyer;
(g)Release of the Company as Guarantor. The Company shall have been released as a guarantor under the Second Amended and Restated Credit Agreement; and
(h)Related Transaction Documents. The Company shall have received all of the Related Transaction Documents, executed by the Buyer, including without limitation the Equity Commitment Letter, required to be delivered to the Company hereunder and in accordance with the Master Agreement.
7.4Closing Covenants.
(a)Supplemental Disclosure. Until the Closing, each of the parties hereto will immediately notify the other parties of any event or circumstance that:
(1)makes it necessary to correct any representation and warranty made by such party in Article IV, V or VI or in the Schedules hereto that has been rendered inaccurate thereby; or
(2)arises hereafter and which, had it existed on or prior to the date hereof, would have resulted in an inaccuracy in a representation and warranty made by such party in Article IV, V or VI.
provided, however, that no notification pursuant to this Section 7.4(a) shall (i) impact either the Buyer’s or the Company’s (x) ability to terminate this Agreement in accordance with Section 7.4(c) or (y) rights to indemnification pursuant to Article IX or (ii) cause such condition set forth in Section 7.2(b) or Section 7.3(b), respectively, to become satisfied, if absent such supplemental disclosure, such condition would not have been satisfied.
(b)Satisfaction of Conditions. The Company and Nelnet agree to use their reasonable best efforts to cause each of the conditions set forth in Section 7.2 to be satisfied at or before the Closing. The Buyer agrees to use its reasonable best efforts to cause each of the conditions set forth in Section 7.3 to be satisfied at or before the Closing.
(c)Termination. This Agreement may be terminated prior to the Closing as provided below:
(1)by written agreement of the Buyer and the Company;

(2)by the Buyer, if there has been a breach by the Company or Nelnet of any of the Company’s or Nelnet’s representations, warranties, covenants or agreements set forth in this Agreement, as applicable, that would prevent or has prevented the satisfaction of any condition to the obligations of the Buyer at the Closing, and such breach has not been waived by the Buyer or, in the case of a covenant breach, cannot be or has not been cured by the Company within ten (10) Business Days after written notice thereof by the Buyer;
(3)by the Company, if there has been a breach by the Buyer of any of the Buyer’s representations, warranties, covenants or agreements set forth in this Agreement that would prevent or has prevented the satisfaction of any condition to the obligation of the Company, and such breach has not been waived by the Company or, in the case of a covenant breach, cannot be or has not been cured by the Buyer within ten (10) Business Days after written notice thereof by the Company; and
If this Agreement is terminated pursuant to paragraph (a) of this Section, all provisions of this Agreement will become void without any liability on the part of any party. If this Agreement is terminated pursuant to paragraph (b) or (c) of this Section, all rights and remedies of each party hereunder and all other provisions hereof related thereto will survive termination to the extent required so that any party responsible for any breach or nonperformance of its obligations hereunder prior to termination will remain liable for the Losses and damages resulting therefrom. All rights and remedies of each party hereunder and all other provisions hereof related thereto will survive termination to the extent required so that any party responsible for any breach or nonperformance of its obligations hereunder prior to termination will remain liable for the damages resulting therefrom.
7.5Closing Deliveries. At the Closing, the parties hereto will make the transfers and deliveries hereinafter set forth. The transfers and deliveries herein contemplated will be mutually interdependent and regarded as occurring simultaneously; and no such transfer or delivery will become effective until all of the transfers and deliveries provided for hereunder have been consummated. The transfers and deliveries herein contemplated will be deemed to have occurred and the Closing will be effective as of the close of business on the Closing Date.
(a)Deliveries from the Company to the Buyer. At the Closing, the Company shall deliver or cause to be delivered the following to the Buyer:
(1)separate assignments of the Purchased Equity Interests, duly executed by each of the Company and duly recorded on the transfer records of the Company, free of all Liens (other than Permitted Liens and Transfer Restrictions);
(2)the Post-Closing Operating Agreement, executed by the Company, Nelnet, and each other member of the Company;
(3)certificates of good standing issued within ten (10) days prior to the Closing by the Secretary of State of Nebraska with respect to the Company;

(4)copy of resolutions of managers of the Company and the managers and/or members, as applicable, separately evidencing authority of the Company, to execute, deliver and perform this Agreement and other agreements, instruments and deliverables hereunder, and each certified as to correctness and accuracy by the secretary or manager thereof, as applicable;
(5)the Subscription Agreement (as defined in the Master Agreement), executed by the Company;
(6)each of the Related Transaction Documents, executed as applicable by the Company which are signatories thereto, as required to be delivered to the Buyer hereunder or under the Master Agreement;
(7)a duly completed and properly executed IRS Form W-9 from each of the Company and Nelnet;
(8)reserved; and
(9)the Transition Services Agreement, executed by the Company and Nelnet.
(b)Deliveries from the Buyer to the Company. At the Closing, the Buyer shall deliver or cause to be delivered the following to the Company:
(1)the Purchase Price, in accordance with Section 3.2, including evidence of wire transfer or payment by check of the Purchase Price to the Company;
(2)the Post-Closing Operating Agreement, executed by the Buyer;
(3)copy of resolutions of the managing member (or such other applicable governing body) of the Buyer, authorizing the Buyer to execute, deliver and perform this Agreement and other agreements, instruments and deliverables hereunder, and certified as to correctness and accuracy by the secretary thereof;
(4)the Subscription Agreement, as defined in the Master Agreement, executed by the Buyer; and
(5)each of the Related Transaction Documents, executed by the Buyer, as required to be delivered to the Company hereunder or under the Master Agreement.
ARTICLE VIII
COVENANTS
8.1Miscellaneous Covenants.

(a)Publicity. All public announcements relating to this Agreement or the transactions contemplated hereby will be made only as may be authorized by mutual agreement of the parties hereto or as required by applicable Law. If a party is required by applicable Law to make an announcement relating to this Agreement, that party shall use reasonable efforts to share the proposed announcement with the other parties hereto prior to any publication; provided, that the Buyer and its Affiliates and Buyer’s Representatives may make, without such consent of the Company and Nelnet, disclosures to limited partners or investors for the purpose of (and to the extent consistent with such Person’s customary practice regarding) investor reporting in the Ordinary Course of Business; provided, further, that the parties hereto may make, without the consent of any other party hereto, disclosures to potential financing sources in connection with the transactions contemplated hereby. In the event that the Buyer, its Affiliates or Buyer’s Representatives make disclosures as permitted in either of the provisos set forth in the preceding sentence, the Buyer shall make such recipient(s) aware of the confidential nature of such disclosures and request that such recipient not disclose any such information so disclosed to any other Person.
(b)Expenses. Except to the extent otherwise specifically provided herein, each party hereto will pay all of its own respective expenses incident to the transactions contemplated by this Agreement which are incurred by such party or its representatives; provided that, at and following the Closing, the Buyer and Nelnet shall each be entitled to cause the Company to pay such fees and expenses (including any fees and expenses associated with the Regulatory Consents) incurred by the Buyer and Nelnet (and each of their Affiliates) in connection with the transactions contemplated hereby; provided, further, that the payment for such fees and expenses shall not exceed Two Million Dollars ($2,000,000) for each of the Buyer and Nelnet, or the aggregate of Four Million Dollars ($4,000,000) for both the Buyer and Nelnet on a combined basis, on all matters other than fees and expenses incurred in connection with (i) any filings made under the H-S-R Act in accordance with Section 8.11 hereof, (ii) the third-party debt financing in accordance with Section 8.12 hereof and (iii) any regulatory filings that are made in connection with the transactions contemplated hereby, including any regulatory filings made in connection with the third-party debt financing contemplated by Section 8.12 hereof (which fees and expenses shall be borne entirely by the Company and not be subject to the foregoing cap).
8.2Separation Plan and Costs.
(a)Separation Plan. Prior to and after the Closing, the parties hereto shall use their reasonable best efforts to jointly develop and implement a plan (the “Separation Plan”) to separate the business operations, functions and systems of the Company (including, without limitation, the following functions: finance and accounting, legal, audit and compliance, human resources, trust administration support, infrastructure and information systems, facilities management and public relations and corporate communications) from Nelnet in order to permit the Company to operate as a stand-alone independently operated entity over a mutually agreed reasonably practicable timeline following the Closing and prior to the expiration of the Transition Services Agreement as further set forth on Schedule 8.2(a) (the “Separation”).

(b)Separation Costs. In connection with the Separation, and as further set forth in the Separation Plan, Nelnet shall bear all one-time separation costs and all other costs as further identified in the Separation Plan relating to the activities to effect the Separation that are contemplated by the Separation Plan (the “Separation Costs”) incurred by or on behalf of the Company. SDC and Nelnet shall work collaboratively to jointly manage the Separation Costs throughout the Separation process. To the extent the Separation Costs are incurred by the Company, Nelnet shall as promptly as reasonably practicable reimburse the Company for all such costs. Notwithstanding the foregoing, Nelnet’s duty to pay Separation Costs shall not exceed the aggregate amount of Six Million Dollars ($6,000,000).
8.3Confidentiality.
(a)Confidentiality Obligation. Except for a Required Disclosure (as defined below) each party hereto agrees not to disclose or use, directly or indirectly, any Confidential Information, at any time after execution of this Agreement, and prior to the Closing. In the event of a contemplated Required Disclosure of Confidential Information by a party, such party agrees to use his, her or its best efforts to provide the other party and the Company an opportunity to object to the disclosure and as much prior written notice as is possible under the circumstances. For purposes of this Section 8.3(a), “Confidential Information” means (a) all information belonging to, used by, or which is in the possession of any party hereto relating to the Company’s or another party hereto’s business to the extent such information is not intended to be disseminated to the public or is otherwise not generally known to competitors of the Company including, but not limited to, information relating to the Company’s products, services, strategies, pricing, customers, representatives, suppliers, distributors, technology, finances, employee compensation, computer software and hardware, inventions, developments, or trade secrets and (b) all information relating to the acquisition of the Purchased Equity Interests by the Buyer hereunder, including, without limitation, all strategies, negotiations, discussions, terms, conditions and other information relating to this Agreement and each other document and agreement delivered in connection herewith. Nothing herein shall require any party to withhold from disclosure of any Confidential Information hereunder where disclosure is required by applicable Law, required to be included in either party’s financial statements or required for the preparation and submission of any report for any agency, commission or board requiring such information in connection with such party’s business (a “Required Disclosure”). Notwithstanding any other provision contained in this Agreement to the contrary, the Buyer may furnish information (including Confidential Information) to only to that limited number of the officers, employees, accountants, counsel and other representatives of the Buyer (“Buyer’s Representatives”) who need the information for the exclusive purpose of evaluating the transactions contemplated by this Agreement, and only after each of such Buyer’s Representatives has been informed of the confidential character of the Confidential Information and has agreed to retain it in confidence in accordance with the requirements of this Agreement.
8.4Access to Information. Upon reasonable notice and subject to applicable Law relating to the exchange of information, the Company shall afford to the Buyer’s Representatives access, during normal business hours during the period prior to the Closing Date, to all of the properties of the Company and, during such period, the Company shall make available to the Buyer all information and Books and Records concerning the Company and its properties, business and employees as the Buyer may reasonably request.
8.5Conduct of Business. The Company agrees that, from the date hereof through the Closing, except to the extent otherwise permitted by this Agreement, as set forth on Schedule 8.5 attached hereto or the Related Transaction Documents, or consented to in writing by the Buyer, the Company shall:
(a)operate its business only in the Ordinary Course of Business;
(b)not amend its organizational documents or incorporate or form any subsidiary;
(c)not enter into, terminate, modify or amend any of the terms of any of the Material Contracts;
(d)pay accounts payable and other obligations of the Company when they become due and payable in the Ordinary Course of Business;
(e)use its reasonable efforts to preserve its business intact, to retain the services of its employees and to preserve its goodwill and relationships with customers, suppliers, creditors and others having business relationships with it;
(f)take such action as may be reasonably necessary to preserve its properties and assets and to maintain its Permits;
(g)maintain its insurance policies in full force and effect;
(h)comply with any applicable Law;
(i)promptly advise the Buyer in writing of any Material Adverse Effect on the Company and of any event or circumstance which will, or with reasonable certainty will, result in such a Material Adverse Effect on the Company or which will, or with reasonable certainty will, constitute a violation or breach of any representation, warranty or covenant contained in this Agreement;
(j)review with the Buyer each decision regarding new Material Contracts or extensions or amendments of existing Material Contracts, equipment purchases and sales and other operational decisions involving more than Two Hundred Fifty Thousand Dollars ($250,000);
(k)except as may be required by applicable Law or pursuant to the terms of an existing Benefit Plan or Contract, (i) not make or commit to make any increases in the compensation or benefits of any employee, officer, director or other service provider of the Company; (ii) not enter into, amend, terminate or alter any Benefit Plan, trust agreement or arrangement (or any such arrangement that would be a Benefit Plan if in effect as of the date hereof); (iii) not accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan; (iv) not hire any employee, officer, director or other service provider of the Company other than to fill an open position listed on Schedule 8.5(k) attached hereto or to replace an employee whose employment terminates after the date of this Agreement, in each case with compensation and benefits no more favorable than those provided to a similarly situated employee; or (v) not terminate (other than for cause or termination at the option of the employee) the employment or services of any employee, officer, director or other service provider of the Company receiving compensation of more than $100,000 in any year;
(l)not pay, discharge or satisfy any Liability or Lien other than trade payables, current Liabilities reflected in the most recent financial statements of the Company, and current Liabilities incurred since the date of the most recent financial statements of the Company in the Ordinary Course of Business or otherwise in accordance with the Related Transaction Documents;
(m)not incur any Indebtedness other than in the Ordinary Course of Business;
(n)except as otherwise provided in this Section 8.5, not sell, transfer or otherwise dispose of or encumber any of its cash, assets or properties owned by the Company;
(o)not effect any acquisition of any business, securities or material assets outside of the Ordinary Course of Business;
(p)not declare or pay any dividend or make any distribution, or redeem, purchase or otherwise acquire any of its membership interests or units, except to the extent required by the terms of this Agreement or the Related Transaction Documents;
(q)not (i) effect any recapitalization, reclassification, equity split, stock dividend or similar change in the Company’s capitalization or (ii) issue, sell, pledge, transfer or dispose of, or agree to issue, sell, pledge, transfer or dispose of, any equity interests of the Company or issue any equity interests of any class or issue or become a party to any subscriptions, warrants, rights, options, convertible securities or other agreements or commitments of any character relating to the issued or unissued equity interests of the Company (other than this Agreement and the agreements contemplated hereby), or grant any stock appreciation, phantom unit or similar rights;
(r)not enter into any new Leases or Valid Right Contract nor sell or lease any Owned Real Property, if the consideration with respect to any such single individual Lease, Valid Right Contract, or sale or lease of Owned Real Property exceeds Two Hundred Fifty Thousand Dollars ($250,000) over an annual period or less;
(s)not modify or amend any of the terms of the Leases nor terminate existing Leases;

(t)not make, revoke or change any material election in respect of Taxes, adopt or change any material Tax accounting method, enter into any Tax closing agreement or Tax ruling, settle or compromise any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment other than as the result of extending the due date of a Tax Return, or file any amended Tax Return;
(u)continue to operate pursuant to the Company’s existing development plan as set forth on Schedule 8.5(u) attached hereto; and
(v)not make or enter into any Contract or understanding to take any action referred to in Sections 8.5(a) through 8.5(u) above.
8.6Financial Information. From and after the date hereof, the Company shall provide the Buyer with copies of monthly financial statements of the Company. Such financial statements shall be delivered to the Buyer promptly after such statements become generally available to the management of the Company. To the extent that the Post-Closing Operating Agreement requires the Company to furnish additional or different information to the Buyer, the Company shall perform and comply with the requirements therein.
8.7Officers and Employees. Without incurring any Liability with respect to the Company, the Company shall use reasonable efforts to cause all officers and employees employed by or otherwise devoted to the Company to remain with or working for the Company prior to the Closing Date.
8.8Tax Matters.
(a)Tax Indemnification. Subject to the provisions of this Section 8.8, Nelnet will indemnify the Buyer and its Affiliates (exclusive of the Company) and the shareholders, officers, directors, employees and agents of the Buyer and their Affiliates (exclusive of the Company) (collectively, the “Buyer Indemnified Parties”) against and hold them harmless from any and all Losses that such Buyer Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with (without duplication) all Taxes (or the non-payment thereof) of the Company that are Indemnified Taxes.
(b)Allocations. Each of the Company, the Buyer, and Nelnet agrees that, to the greatest extent permitted by applicable Law, the Buyer’s distributive shares of the Company’s income, gain, loss, deduction, credit and all other items attributable to the Membership Units for the taxable year of the Company in which the Closing occurs shall be determined on the basis of an interim closing of the books of the Company as of the close of business on the Closing Date (and shall not be based upon a proration of such items for the entire taxable year).
(c)Tax Filings. Subject to any contrary term or provision set forth in the Pre-Closing Operating Agreement or the Post-Closing Operating Agreement, or any other Related Transaction Document, including this Agreement:

(1)Nelnet shall, at its own expense, prepare, or cause to be prepared, all Tax Returns for the Company that are required to be filed with respect to any Pre-Closing Tax Period that ends on or before the Closing Date consistently with past practice (“Pre-Closing Tax Returns”). With respect to any Pre-Closing Tax Return that has not been filed prior to the date of this Agreement, Nelnet shall provide the Buyer with a copy of such Tax Return thirty (30) days in advance of the due date for filing such Tax Return (after taking into account any applicable waivers or extensions) for the Buyer’s review and consent, which consent shall not be unreasonably withheld, conditioned, or delayed. The Buyer shall reasonably cooperate with Nelnet to cause such Pre-Closing Tax Return to be filed promptly, and Nelnet shall promptly pay all Taxes shown to be due on such Tax Return to the appropriate Governmental Authority. The Company shall make a valid election under Section 754 of the Code with respect to the U.S. federal income Tax Return ending on the Closing Date, and any analogous election available under state or local Tax Law, and shall not revoke any such elections.
(2)The partnership representative of the Company (as designated in the Post-Closing Operating Agreement) (the “Partnership Representative”) shall prepare, or cause to be prepared, and file, or cause to be filed on a timely basis, all Tax Returns of the Company other than Pre-Closing Tax Returns (“Post-Closing Tax Returns”). The Partnership Representative shall deliver to the parties hereto a draft of any Post-Closing Tax Return that reflects an amount of Pre-Closing Taxes for which Nelnet is responsible pursuant to this Agreement (together with a calculation of the amount of Pre-Closing Taxes for which Nelnet is responsible pursuant to this Agreement) at least thirty (30) days prior to the due date of such Tax Return (after taking into account any applicable waivers or extensions) for Nelnet’s review and consent, which consent shall not be unreasonably withheld, conditioned, or delayed; provided that the Partnership Representative’s failure to timely deliver a Post-Closing Tax Return to Nelnet shall not relieve Nelnet of its indemnification obligation provided under Section 8.8(a) except to the extent that Nelnet shall have been materially prejudiced as a result of such failure.
(d)Cooperation on Tax Matters. The parties hereto shall reasonably (and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives to) cooperate fully in connection with the filing of Tax Returns and in connection with any Tax Audit, litigation or other proceeding with respect to the Taxes or Tax Returns of the Company. Such cooperation shall include reasonably furnishing or making available during normal business hours, personnel, powers of attorney, and the retention and (upon a party’s reasonable request) the provision of records and information that are reasonably relevant to the preparation of any such Tax Return or to any such Tax Audit, litigation or other proceeding. The parties hereto shall, upon request, use their commercially reasonable efforts to obtain any certificate or other document from any Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on the Company (including with respect to the transactions contemplated hereby).
(e)Transfer Taxes. Notwithstanding any other provisions of this Agreement to the contrary, all transfer, documentary, sales, use, stamp duty, registration, and other such Taxes and fees (including any penalties and interest) incurred as a result of the transactions contemplated by this Agreement and the Related Transaction Documents (“Transfer Taxes”) shall be borne by Nelnet. The party hereto responsible under applicable Law shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, the parties hereto will, and will cause their respective Affiliates to, join in the execution of any such Tax Returns and other documentation. The non-filing party shall cooperate in so preparing and filing any such Tax Returns and other documentation.
(f)Tax Proceedings. Notwithstanding anything to the contrary in the Post-Closing Operating Agreement or any other Related Transaction Document, including this Agreement:
(1)If any third party shall notify any Buyer Indemnified Party of any Tax Audit with respect to Taxes or other payments that may give rise to a claim for indemnification against Nelnet under Section 8.8(a) (each, a “Tax Proceeding”), the Buyer shall promptly notify Nelnet thereof in writing; provided that the Buyer’s failure to notify shall not relieve Nelnet of its indemnification obligation provided under Section 8.8(a) except to the extent Nelnet shall have been materially prejudiced as a result of such failure.
(2)Nelnet shall have the right to control, at its own expense and through counsel of its own choosing, any Tax Proceeding that relates to a Pre-Closing Tax Period and the Buyer shall have the right to participate in (but not control) the conduct of such Tax Proceeding at its own expense. The Buyer shall (and shall cause its Affiliates including the Company to) cooperate with Nelnet in pursuing such Tax Proceeding (including by providing appropriate powers of attorney and executing any and all agreements, instruments and other documents that are necessary or appropriate in connection with the settlement or compromise of any Tax Proceeding), and Nelnet shall not settle, compromise or concede any such Tax Proceeding without the written consent of the Buyer, which consent shall not be unreasonably withheld, delayed or conditioned. In the event that Nelnet does not assume control of any such Tax Proceeding, the Buyer shall assume control of such Tax Proceeding; provided that the Buyer shall keep Nelnet reasonably informed of the details and status of such Tax Proceeding and shall not settle, compromise or concede any such Tax Proceeding without the written consent of Nelnet, which consent shall not be unreasonably withheld, delayed or conditioned, and Nelnet shall have the right to participate in the conduct of such Tax Proceeding at its own expense.
(3)The Buyer and Nelnet shall jointly control (at each party’s own cost and expense) all Tax Proceedings relating to Straddle Periods of the Company. The parties each agree to cooperate with each other in pursuing any such Tax Proceeding (including by the Buyer providing or causing to be provided powers of attorney) and neither the Buyer nor Nelnet shall (or shall permit any of their Affiliates including the Company to) settle a Tax Proceeding relating to a Straddle Period of the Company without the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(g)Tax Sharing Agreements. All Tax sharing agreements or similar agreements, if any, between the Company, on the one hand, and the Existing Members and/or any of their Affiliates (other than the Company), on the other hand, shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.
(h)Treatment as Taxable Sale. For U.S. federal income Tax purposes, each of the parties hereto intend and agree to treat the issuance and sale of the Purchased Equity Interests and any distribution of proceeds by the Company to the Existing Members pursuant to the Related Transaction Documents as, in part, a redemption of Membership Units held by Nelnet, and, in part, a subsequent disguised sale under Section 707 of the Code and Treas. Reg. § 1.707-3(a) to the extent of the Buyer’s contribution of cash by payment of the Purchase Price to the Company (any such distributed proceeds, the “Disguised Sale Proceeds”). Each of the parties hereto shall (and shall cause their respective Affiliates to) prepare and file all relevant Tax Returns on a basis consistent with the foregoing and take no inconsistent position on any United States federal income Tax Return, in any Tax Audit or similar proceeding relating to Taxes before any Government Authority, or otherwise, except to the extent otherwise required pursuant to a final determination within the definition of Section 1313(a) of the Code (or any analogous provision of state, local or non-U.S. Law).
(i)Tax Matters. Notwithstanding anything to the contrary in any Related Transaction Document, including this Agreement, the rights and obligations of the parties with respect to Taxes shall be governed exclusively by this Section 8.8 and Section 9.1.
8.9Consents. Subject to the other provisions of this Agreement, which may impose additional or different obligations, including Section 8.10, as soon as reasonably practicable after the date of this Agreement, the Buyer, on the one hand, and the Company, on the other hand, shall use all commercially reasonable efforts and take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable under applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Person all documentation necessary and required by applicable Law to effect all filings, notices, petitions, statements, registrations, submissions of information, applications and other documents required hereunder, and (ii) using reasonable best efforts to obtain obtaining all approvals, Consents, waivers, permits and authorizations required to be obtained hereunder from any Governmental Authority or other Person (“Consents”) to consummate this Agreement and the transactions contemplated hereby and to continue operating the Company’s business consistent with past practice. Without limiting the condition to Closing set forth in Section 7.2(j), in the event the Company fails to obtain some or any of the Consents as of the Closing, then, following the Closing, the Company shall promptly use commercially reasonable efforts to obtain or cause to be obtained all Consents at the Company’s expense. Pending receipt thereof, the parties hereto shall use commercially reasonable efforts, and the parties hereto shall cooperate with each other in any mutually-acceptable lawful arrangements designed to provide to the Company all of the benefits of the underlying Contracts with respect to which any such Consents may apply, as well as the benefits that the Company would have obtained had such Consents been obtained with respect to the underlying Contract at the Closing. To the extent that any of the benefits of any such Contract cannot be provided to the Company following the Closing and the use of commercially reasonable efforts of the Company pursuant to this Section 8.9, then the Company shall enter into such arrangements as may be necessary to provide to the parties hereto the economic and operational equivalent of such Contract having been subject to the Consents, as applicable, in the manner described above.
8.10Regulatory Consents.
(a)As soon as practicable after the execution of this Agreement, but in any event no later than ten (10) Business Days from the date hereof, the parties hereto will jointly prepare and file or submit all initial filings required to be made with the FCC, State PSCs and other Governmental Authorities seeking consent or approval for, or providing prior notice of, the transactions contemplated herein in order to obtain the Post-Closing Operating Agreement Approvals (the “Transaction Regulatory Consents”) as set forth on Schedule 8.10(a) attached hereto.
(b)As soon as practicable after the execution of this Agreement, but in any event no later than ten (10) Business Days from receipt of a term sheet for third-party debt financing, the parties hereto will jointly prepare and file or submit all initial filings required to be made with the FCC, State PSCs and other Governmental Authorities seeking a Permit or consent or approval for, or providing prior notice of, the third-party debt financing and any reorganization contemplated thereby (the “Financing Regulatory Consents”) as set forth on Schedule 8.10(b) attached hereto.
(c)The Buyer shall have primary responsibility for preparing the filings for the Transaction Regulatory Consents and the Financing Regulatory Consents for the third-party debt financing. The Company shall have primary responsibility for preparing the filings for the Financing Regulatory Consents associated with the reorganization contemplated by the third-party debt financing. To the extent advisable and permitted by Law, the initial filings for the Transaction Regulatory Consents and Financing Regulatory Consents shall be combined into a single filing for each state. Each party hereto shall cooperate in good faith with the other parties hereto in preparing the filings as described above, consult with and reasonably accept input from the other parties hereto with respect to the efforts to obtain such consents as described above, and keep the other parties hereto informed as to all efforts in connection therewith.
(d)The Company will bear the expense of any filing fee with respect to the applications filed with the FCC and other Governmental Authorities for the Regulatory Consents.
(e)Each party hereto will promptly file any additional information requested by any Governmental Authority as soon as practicable after receipt of a request for additional information. The parties hereto will cooperate fully with each other and any applicable Governmental Authority in all reasonable respects in promptly seeking to make or obtain the Regulatory Consents. Each party hereto will have the right to review and approve in advance, with such approvals not to be unreasonably withheld or delayed, all filings with Governmental Authorities to be made jointly or by the other party in connection with the transactions contemplated by this Agreement. Each party hereto will coordinate and cooperate with one another in exchanging such information and providing such reasonable assistance as may be requested in connection with such filings, but neither the Company nor the Buyer will be required to agree to any changes in, or the imposition of any condition on, any Communications License as a condition to obtaining any Regulatory Consent if such change in or the imposition of any condition on such Communications License would result in a Material Adverse Effect. Each party hereto will promptly supply the other with copies of all nonconfidential correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or its representatives and any Governmental Authority or members of their respective staffs with respect to this Agreement or the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Section 8.10, materials provided to the other parties or their counsel may be redacted to remove competitively sensitive material, as well as information otherwise not germane to regulatory review.
8.11H-S-R Act. If requested by the Buyer following the Closing, each of the Company and Nelnet agrees to reasonably cooperate and assist the Buyer by furnishing to the other party reasonably requested information and documentary material necessary or appropriate to prepare filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all regulations promulgated thereunder (the “H-S-R Act”), and by promptly notifying the other party of any written communication to that party from any Governmental Authority relating to compliance with the H-S-R Act. The Company shall pay the filing fee with respect to the filing made under the H-S-R Act.
8.12Financing. The Company shall use, and shall cause its Affiliates to use, its reasonable best efforts, at the Company’s expense, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the third-party debt financing on terms substantially consistent with those set forth on Schedule 8.12 attached hereto, with such additions and modifications thereto as may be mutually agreed to by the Buyer and Nelnet (such approval not to be unreasonably withheld, conditioned or delayed), including any reorganization of the Company necessary to consummate such financing on the terms set forth therein. Subject to any required consents in the Post-Closing Operating Agreement, if requested by the Buyer and Nelnet in connection with such reorganization and at such time following the Closing as necessary, the Company shall form a new limited liability company with the same capitalization as the Company. As reasonably requested by the Buyer or Nelnet, as applicable, the Company shall assist the Buyer or Nelnet in connection with obtaining such third-party debt financing, including, in connection with the preparation of definitive financing documents. Without the prior written consent of the Buyer and Nelnet, the Company shall not agree to any Contracts relating to such third-party debt financing (such consent not to be unreasonably withheld, conditioned or delayed). Upon the request of the Buyer or Nelnet, from time-to-time, the Company shall keep the Buyer or Nelnet, as applicable, informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the third-party debt financing. Upon the Buyer’s or Nelnet’s request, as applicable, the Company shall also promptly provide to such party copies of the Contracts relating to the third-party debt financing and shall in good faith take into consideration any comments of such party.

8.13Intercompany Agreements and Payables.
(a)As of the Closing Date, Nelnet and the Company shall terminate or cause to be terminated (without any costs or liabilities to the Company) all agreements between the Company, on the one hand, and Nelnet and/or any of its Affiliates (other than the Company), on the other hand, other than this Agreement, the Master Agreement, the Transition Services Agreement, the Related Transaction Documents and the agreements listed on Schedule 8.13 hereto. Schedule 8.13 shall also set forth a listing of intercompany loans and intercompany payables or receivables between the Company, on the one hand, and Nelnet or its Affiliates (other than the Company), on the other hand. On or prior to the Closing Date, Nelnet shall, and shall cause the Company to, take all actions necessary or advisable for the payment to Nelnet or its Affiliates and satisfaction of all intercompany loans and all intercompany payables or receivables between the Company, on the one hand, and Nelnet or its Affiliates (other than the Company), on the other hand, in a manner that does not create any unnecessary Tax liabilities or other adverse consequences to the Company or Buyer. Nelnet shall, or shall cause the Company to provide Buyer with evidence reasonably acceptable to Buyer of Nelnet’s compliance with this Section 8.13. It is acknowledged by the parties hereto that certain of such intercompany payables or receivables may not be determinable prior to the Closing Date with a reasonable degree of certainty or accuracy, and thus the parties agree that such amounts are good faith estimates and agree to true up and reconcile such intercompany payables and receivables (and adjust payments therefor) within thirty (30) days following the Closing Date based upon determinations revised to reflect accurate information at such time; provided that the intercompany receivables in favor of the Company and the intercompany payables in favor of Nelnet shall not exceed Two Hundred Fifty-Three Thousand Dollars ($253,000) and Seven Hundred Seventy-Two Thousand Dollars ($772,000), respectively; provided, further, that the intercompany payables in favor of Nelnet shall not include any expenses related to the transactions contemplated hereby or in-kind accrual on the Class D Preferred Return (as defined in the Pre-Closing Operating Agreement).
(b)Nelnet agrees that from and after the Closing, and in any event until at least the four (4) year anniversary of the Closing Date, Nelnet (and its Affiliates) shall purchase from the Company services for cash payments in the aggregate over such four (4) year period totaling at least eighty-five percent (85%) of Nelnet’s annual run-rate as of the date hereof (i.e., One Million Four Hundred Thousand Dollars ($1,400,000). Additionally, prior to purchasing services from any other network service provider, Nelnet (or its Affiliate, as applicable) shall provide the Company with written notice of the terms and conditions that such other network service provider is willing to offer to Nelnet (or its Affiliate) and Nelnet shall provide the Company with ten (10) Business Days to offer to sell such services to Nelnet (or its Affiliate) on the same (or more favorable to Nelnet) material terms and conditions as such other network service provider. If the Company is unable to offer such services to Nelnet (or its Affiliate) on the same material terms, then after such ten (10) Business Day period, Nelnet (or its Affiliate) shall be permitted to engage such other network service provider.

8.14Release as Guarantor. Prior to or as of the Closing, Nelnet shall take all actions necessary at Nelnet’s expense to cause the Company to be released (without any continuing guaranty liabilities or obligations thereunder) as a guarantor under the Second Amended and Restated Credit Agreement.
ARTICLE IX
INDEMNIFICATION
9.1Survival of Representations and Warranties and Indemnity Obligations. The representations and warranties of the Company in Article IV and the Buyer in Article V will survive the Closing but will expire and be of no further force or effect twenty (20) months after the Closing Date, except that: (a) the Company Fundamental Representations and the representations and warranties of Nelnet in Article VI, shall survive until seventy-two (72) months after the Closing Date, (b) subject to Section 9.5(c), the representations and warranties made by the Company in Section 4.11, shall survive until the expiration of the applicable governing statute of limitations, (c) the Fundamental Fiber Network Representations shall survive until seventy-two (72) months after the Closing Date, and (d) the Buyer Fundamental Representations shall survive until seventy-two (72) months after the Closing Date. All covenants contained in this Agreement which are to be performed prior to the Closing shall terminate on the first anniversary of the Closing Date. The covenants contained in this Agreement which are to be performed at or after the Closing shall terminate once such covenants are fully performed. Subject to Section 9.5(c) and without limiting any claims for indemnity made prior to the end of the applicable survival period, no claim for indemnity may be made following the applicable survival period.
9.2Indemnification by Nelnet. Subject to the provisions of this Article IX, Nelnet will indemnify the Buyer Indemnified Parties against and hold them harmless from:
(a)Representations. All Losses resulting from any breach of, or any inaccuracy in, any representation or warranty made by the Company in Article IV or Nelnet in Article VI hereof, other than any representation or warranty made by the Company in Section 4.11.
(b)Covenants. All Losses resulting from any breach or nonperformance of any covenant or obligation made or incurred by the Company or Nelnet herein.
9.3Indemnification by Buyer. Subject to the provisions of this Article IX, the Buyer will indemnify the Company and the members, officers, directors, employees and agents of the Company and its Affiliates (collectively, the “Company Indemnified Parties”), as well as Nelnet and the officers, directors, employees and agents of Nelnet and its Affiliates (collectively, the “Nelnet Indemnified Parties”) against and hold them harmless from:
(a)Representations. All Losses resulting from any breach of, or any inaccuracy in, any representation or warranty made by the Buyer in Article V hereof.
(b)Covenants. All Losses resulting from any breach or nonperformance of any covenant or obligation made or incurred by the Buyer herein.
9.4Limitations on Indemnification.

(a)Neither Nelnet nor the Buyer, as the case may be, will have an obligation to indemnify the Buyer Indemnified Parties or the Company Indemnified Parties under Sections 9.2(a) or Section 9.3(a), as the case may be, until the aggregate amount of such other party’s Losses exceeds Five Hundred Thousand Dollars ($500,000) (the “Basket Amount”) and then only to the extent of any such excess; provided, however, the Basket Amount limitation shall not apply to Losses resulting from (i) any breach by the Company of any Company Fundamental Representations, any Fundamental Fiber Network Representations or any representation and warranty of Nelnet in Article VI or (ii) any breach by the Buyer of any Buyer Fundamental Representations; provided, further, that Nelnet will not have an obligation to indemnify the Buyer Indemnified Parties for any breach of a Fundamental Fiber Network Representation until the aggregate amount of such other party’s Losses exceeds Two Hundred Fifty Thousand Dollars ($250,000) and then only to the extent of any such excess (the “Fiber Network Basket Amount”). No claim for indemnity under Sections 9.2(a) (other than with respect to the Fundamental Fiber Network Representations) or Section 9.3(a) for Losses shall be included in the Basket Amount unless the amount of any single claim (or series of related claims arising out of similar facts or circumstances) for the other party’s Losses exceeds Forty Thousand Dollars ($40,000). Any claim for indemnity under Section 9.2(a) for a single claim (or series of related claims arising out of similar facts or circumstances) for Losses with respect to a breach by the Company of any Fundamental Fiber Network Representation that is less than the Fiber Network Basket Amount shall be counted toward the Basket Amount.
(b)Notwithstanding anything to the contrary contained in this Agreement:
(i)the aggregate of all indemnifiable Losses of the Buyer Indemnified Parties under Section 9.2(a) (other than Losses resulting from any breach by the Company of the Company Fundamental Representations or of the Fundamental Fiber Network Representations, or any breach by Nelnet of the representations and warranties in Article VI), shall be limited to Twelve and One-Half Percent (12.5%) of the Purchase Price;
(ii)the aggregate of all indemnifiable Losses of the Buyer Indemnified Parties resulting from any breach by the Company of the Fundamental Fiber Network Representations shall be limited to Forty Million Dollars ($40,000,000); and
(iii) the aggregate indemnifiable Losses of the Buyer Indemnified Parties (including under Section 9.2(a)) resulting from any breach by the Company of the Company Fundamental Representations or any breach by Nelnet of the representations and warranties in Article VI shall be limited to the Purchase Price.
(c)Notwithstanding anything to the contrary contained in this Agreement, (i) the aggregate of all indemnifiable Losses of the Company Indemnified Parties under Section 9.3(a) (other than Losses resulting from any breach by the Buyer of the Buyer Fundamental Representations) shall be limited to Twelve and One-Half (12.5%) of the

Purchase Price and (ii) the aggregate indemnifiable Losses of the Company Indemnified Parties (including under Section 9.3(a)) shall be limited to the Purchase Price.
(d)Notwithstanding anything to the contrary contained in this Agreement, (i) the indemnifiable Losses of the Nelnet Indemnified Parties under Section 9.3(a) (other than Losses resulting from any breach by the Buyer of the Buyer Fundamental Representations) shall be limited to Twelve and One-Half Percent (12.5%) of the Purchase Price and (ii) the aggregate indemnifiable Losses of the Nelnet Indemnified Parties (including under Section 9.3(a)) shall be limited to the Purchase Price.
(e)Notwithstanding anything to the contrary in this Article IX, for purposes of measuring whether a breach or inaccuracy of a representation or warranty has occurred for purposes of this Article IX and in determining the amount of Losses resulting therefrom, any limitation or qualification as to “materiality,” “Material Adverse Effect” or similar language set forth in such representation or warranty shall be disregarded.
9.5Procedure for Indemnification – Third Party Claims.
(a)In order for a Buyer Indemnified Party or a Company Indemnified Party (an “Indemnified Person”) to be entitled to any indemnification under this Article IX in respect of, or arising out of, a claim brought against the Indemnified Person by a third party (a “Third Party Claim”), such Indemnified Person must notify the party obligated to indemnify such Indemnified Person (the “Indemnitor”) in writing of the Third Party Claim promptly after receipt by the Indemnified Person of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder, unless, and then only to the extent, that the Indemnitor is actually prejudiced by such failure to receive notification. Thereafter, the Indemnified Person shall deliver to the Indemnitor promptly after receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Person relating to the Third Party Claim.
(b)If a Third Party Claim is made against an Indemnified Person, the Indemnitor will be entitled to participate in the related proceeding and, if they so choose, assume and control the defense of such Third Party Claim; provided, however, that the Indemnitor shall not be entitled to assume and control the defense of such proceeding if the Indemnitor is also a party to such proceeding and the Indemnified Person determines in good faith that joint representation would be unethical. If the Indemnitor assumes the defense of such Third Party Claim, the Indemnitor shall not settle such Third Party Claim without the consent of the Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed) unless such settlement (i) does not involve any finding or admission of any wrongdoing by the Indemnified Person, (ii) does not involve any relief other than monetary damages and (iii) provides a customary release of the Indemnified Person in connection with such Third Party Claim.
(c)If a party receives a notice of a Third Party Claim within five (5) Business Days prior to the expiration of the applicable survival period as set forth in Section 9.1 with respect to an indemnification claim therefor, such indemnification claim may be made at any time until the date that is five (5) Business Days following the expiration of such applicable survival period (it being understood that any such indemnity claim made prior to such date shall survive until finally resolved).
9.6Procedure for Indemnification – Other Claims. An indemnification claim for any matter not involving a Third Party Claim may be asserted by notice to the Indemnitor.
9.7Mitigation of Losses. Notwithstanding anything to the contrary herein, any indemnity payment due and payable by the Indemnitor under this Article IX shall be reduced, whether retroactively or otherwise, by an amount equal to any and all (a) Tax benefits and credits that are actually realized (as determined on a “with-and-without basis”) by the Indemnified Person arising from the incurrence or payment of any such Loss in the taxable year of such Loss, and (b) insurance proceeds received by any Indemnified Person in respect of such Loss, whether such proceeds are received before or after indemnity payments are made, less (i) any reasonable costs and expenses incurred by the Indemnified Person to recover such insurance proceeds, and less (ii) any increase in insurance premiums resulting from such Losses for insurance related to such Losses. The Indemnified Person shall make a good faith effort to recover such Loss against applicable insurance policies; provided, however, that such good faith effort shall not require the Indemnified Person to initiate any proceeding against any insurer and in no event shall the existence of a claim by an Indemnified Person for monies from such Indemnified Person’s insurer (A) delay any payment determined to be due and owing by an Indemnitor, or (B) relieve the Indemnitor of its indemnification obligations pursuant to this Article IX unless such claim was paid by such Indemnified Person’s insurer. Rather, the Indemnitor shall make payment in full of the amount determined to be due and owing by it against an assignment by the Indemnified Person to the Indemnitor of the entire claim of the Indemnified Person for the insurance proceeds from such Indemnified Person’s insurer to extent permissible. Each Indemnified Party shall reasonably consult and cooperate with each Indemnitor with a view toward mitigating Losses in connection with any claims for which a party seeks indemnification, and each Indemnified Party shall take all reasonable steps to mitigate its Losses upon and after becoming aware of an event which, in the Indemnified Party’s good faith judgment, is reasonably likely to give rise to such Losses; each Indemnitor shall reimburse each Indemnified Party for the costs associated with taking such steps.
9.8Exclusive Remedy. From and after the Closing (except with respect to any claims for fraud or injunctive relief pursuant to Section 10.8), the indemnifications provided for in Section 8.8 and this Article IX will constitute the sole and exclusive remedies of any party with respect to any matters arising out of this Agreement and the sale and purchase transactions contemplated hereby, whether based on contract, tort, strict liability, or otherwise, including any breach or alleged breach of any representation, warranty, covenant or agreement made herein or in any certificate delivered pursuant hereto.
ARTICLE X
MISCELLANEOUS AND CONSTRUCTION
10.1Notices. All notices shall be in writing delivered as follows:

(a)If to the Company:
ALLO Communications LLC
Attention: Bradley Moline
330 South 21st Street
Lincoln, Nebraska 68510
Email: bmoline@allophone.net
with a copy to:
Nelnet, Inc.
Attention: Legal Department
121 South 13th Street, Suite 100
Lincoln, NE 68508
Email: mark.pence@nelnet.net
and a copy to:
Daniel F. Kaplan
Perry, Guthery, Haase
& Gessford, P.C., L.L.O.
233 South 13th Street, Suite 1400
Lincoln, Nebraska 68508
Email: dkaplan@perrylawfirm.com
(b)If to the Buyer:
c/o SDC Capital Partners, LLC
817 Broadway, 10th Floor
New York, New York 10003
Attn: Todd M. Aaron
Email: TAaron@sdccapitalpartners.com
with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attn: Thomas W. Greenberg, Esq.
Email:     thomas.greenberg@skadden.com
(c)If to Nelnet:
Nelnet, Inc.
Attention: Terry J. Heimes
121 South 13th Street, Suite 100
Lincoln, NE 68508

Email: terry.heimes@nelnet.net
with a copy to:
Nelnet, Inc.
Attention: Legal Department
121 South 13th Street, Suite 100
Lincoln, NE 68508
Email: bill.munn@nelnet.net

and a copy to:

Daniel F. Kaplan
Perry, Guthery, Haase
& Gessford, P.C., L.L.O.
233 South 13th Street, Suite 1400
Lincoln, Nebraska 68508
Email: dkaplan@perrylawfirm.com
or to such other address as may have been designated in a prior notice. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when transmitted via electronic mail, provided, that the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt.
10.2Assignment; Binding Effect. This Agreement may not be assigned by any party without the prior written consent of all other parties hereto, except that the Buyer may assign all or any of its rights (but not obligations) hereunder to any Affiliate of the Buyer; provided, however, that no such assignment shall relieve the Buyer of its obligations hereunder. Any purported assignment in violation of the foregoing shall be null and void and of no force or effect. Except as may be otherwise provided herein, this Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Except as otherwise provided in this Agreement, nothing in this Agreement is intended or will be construed to confer on any Person other than the parties any rights or benefits hereunder.
10.3Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one and the same document.
10.4Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party. This Agreement shall be construed to be valid and enforceable to the full extent allowed by law. It is agreed that if any part, term or provision of this

Agreement is determined to be illegal, unenforceable or in conflict with applicable law, the validity of the remaining terms and provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the term of provision held to be invalid.
10.5Modification. No supplement, modification or amendment of this Agreement will be binding unless made in a written instrument which is signed by all parties and which specifically refers to this Agreement.
10.6Governing Law; Venue; Waiver of Jury Trial. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and be governed by the laws of the State of Delaware without regard to any otherwise applicable principles of conflicts of law. Each party agrees that venue for any action or proceeding commenced in connection with this Agreement shall be proper in the state of organization or residence of the party against which the action or proceeding is initiated or filed, and waives any objection to such venue. EACH PARTY HEREBY ACKNOWLEDGES AND AGREES THAT ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION THAT MAY ARISE UNDER, OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN OR THE FACTS OR CIRCUMSTANCES LEADING TO ITS EXECUTION OR PERFORMANCE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO PARTY OR REPRESENTATIVE OR AFFILIATE THEREOF HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (iii) IT MAKES SUCH WAIVER KNOWINGLY AND VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS PARAGRAPH.
10.7Entire Agreement. This Agreement and the agreements and documents referred to in this Agreement or delivered hereunder are the exclusive statement of the agreement between the parties concerning the subject matter hereof. All negotiations between the parties are merged into this Agreement, and there are no representations, warranties, covenants, understandings or agreements, oral or otherwise, in relation thereto between the parties other than those incorporated herein and to be delivered hereunder or under the Master Agreement. This Agreement shall specifically supersede any prior negotiations, understandings or agreements between Company and SDC Capital Partners, LLC including the letter with respect to exclusive negotiations executed by Nelnet, Inc. and SDC Capital Partners, LLC and dated as of July 20, 2020, as amended.
10.8Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
10.9Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or legal remedies would not be an adequate remedy for any such damages. Therefore, it is accordingly agreed that each party shall be entitled to enforce specifically the terms and provisions of this Agreement, or to enforce compliance with, the covenants and obligations of any other party, in any court of competent jurisdiction as set forth in Section 10.6, and appropriate injunctive relief shall be granted in connection therewith (without proof of actual damages). Any party seeking an injunction, a decree or order of specific performance shall not be required to provide any bond or other security in connection therewith and any such remedy shall be in addition and not in substitution for any other remedy to which such party is entitled at law or in equity. The parties further agree (i) not to assert that a remedy of injunctive relief, specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of money damages would provide an adequate remedy and (ii) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.
10.10General.
(a)The singular form of any word used herein, including the terms defined in Article I hereof, shall include the plural, and vice versa. The use herein of a word of any gender shall include both genders.
(b)Unless otherwise specified, references to Articles, Sections, and other subdivisions of this Agreement are to the designated Articles, Sections, and other subdivisions of this Agreement as originally executed.
(c)The headings or titles of the several Articles and Sections shall be solely for convenience of reference and shall not affect the meaning, construction, or effect of the provisions hereof.
(d)All accounting terms not specifically defined shall be construed in accordance with GAAP.
(e)Any reference herein to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually.
(f)Any references herein to “dollars” or “$” mean United States dollars, unless otherwise clearly indicated to the contrary.
(g)Any reference herein to any agreement, document, or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof.

(h)Any reference herein to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision.
(i)“Hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof.
(j)The word “including” (and with correlative meaning “include”) when used herein means including without limiting the generality of any description preceding such term and “or” is used in the inclusive sense of “and/or.”
(k)With respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding.”
(l)Any references herein to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules, or amendments thereto.
[Remainder of page intentionally left blank.]

INTENDING TO BE LEGALLY BOUND, the parties have signed this Membership Unit Purchase Agreement as of the date first above written.
THE COMPANY:

ALLO COMMUNICATIONS
LLC

By: /s/ WILLIAM J. MUNN
Name: William J. Munn
Title: Secretary

[Signature Page of Membership Unit Purchase Agreement]

BUYER:

SDC ALLO HOLDINGS, LLC

By:    SDC Digital Infrastructure
Opportunity Fund II, L.P.,
as Sole Member

By:    SDC DIOF II GP, LLC,
as General Partner

By:    SDC GP Manager, LLC,
as Managing Member

By:    /s/ TODD AARON
Name:    Todd Aaron
Title:    Authorized Person

[Signature Page of Membership Unit Purchase Agreement]

NELNET:

NELNET, INC.
By: /s/ TERRY J. HEIMES
Name: Terry J. Heimes
Title: Chief Operating Officer

[Signature Page of Membership Unit Purchase Agreement]

LIST OF SCHEDULES TO MEMBERSHIP UNIT PURCHASE AGREEMENT
The following is a list of the disclosure schedules to the Membership Unit Purchase Agreement that were omitted from Exhibit 10.2 pursuant to the provisions of Item 601(a)(5) of Regulations S-K.

List of Schedules
Schedule 2.1:        Purchased Equity Interests; Membership Units Owned by Each Member
After Closing; Vested Class C Membership Units Owned by Management
After Closing
Schedule 4.2:        Pre-Closing Consents
Schedule 4.3:        Intellectual Property
Schedule 4.4(a):    Jurisdictions Where Qualified to Transact Business
Schedule 4.4(c)(i):    Outstanding, Issued and Authorized Membership Units Pre-Closing;
Unvested Class C Membership Units Owned by Management Before
Closing
Schedule 4.4(c)(ii):    Outstanding, Issued and Authorized Membership Units Post-Closing
Schedule 4.4(d):    Exceptions to Continuation of Permits
Schedule 4.4(e):    Registration Rights
Schedule 4.5:        Liens
Schedule 4.6:        Material Contracts
Schedule 4.8:        Litigation
Schedule 4.9:        Compliance with Laws; Permits; Breaches of Permits or Applicable Law
Schedule 4.10:        Compensation of Employees
Schedule 4.11:        Taxes Matters
Schedule 4.12:        Employee Benefit Plans
Schedule 4.13:        Absence of Certain Events
Schedule 4.14:        Financial Statements and Related Matters
Schedule 4.15:        Absence of Undisclosed Liabilities
Schedule 4.17:        Conflicts of Interest
Schedule 4.18:        Bonds
Schedule 4.19:        Real Estate
Schedule 4.20:        Agreements with Regulators
Schedule 4.21:        Insurance
Schedule 4.22:        Vendors
Schedule 4.22(b)    Programming Agreements
Schedule 4.23:        Regulatory Matters
Schedule 4.25:        Fiber Network
Schedule 6.2(a):    Authority; Non-Contravention

Schedule 7.2(h):    Form of Assignment
Schedule 7.2(j):    Required Consents
Schedule 8.2(a):    Separation Plan
Schedule 8.5:        Exceptions for Conduct of Business
Schedule 8.10:        Regulatory Consents
Schedule 8.12:        Third-Party Debt Financing Terms
Schedule 8.13:        Intercompany Agreements Payables and Receivables with Nelnet
Surviving Closing